                                                                     EXHIBIT 2.4


                            SHARE PURCHASE AGREEMENT

                            DATED AS OF MAY 31, 2000

                                  BY AND AMONG

                              UTI ACQUISITION CORP.
                                (THE "PURCHASER")

                                 UTI CORPORATION
                                 (THE "COMPANY")

                                       AND

                         THE SHAREHOLDERS OF THE COMPANY

                                TABLE OF CONTENTS


                                                                                                Page

ARTICLE I           DEFINITIONS....................................................................2
   Section 1.1      Certain Definitions............................................................2
   Section 1.2      Terms Generally...............................................................13
ARTICLE II          PURCHASE AND SALE OF STOCK....................................................13
   Section 2.1      Purchase and Sale.............................................................13
   Section 2.2      Payment of Purchase Price.....................................................14
   Section 2.3      Allocation of Purchase Price..................................................16
ARTICLE III         THE CLOSING...................................................................16
   Section 3.1      Closing.......................................................................16
   Section 3.2      Closing Deliveries............................................................16
ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.................18
   Section 4.1      Corporate Organization........................................................18
   Section 4.2      Ownership of Shares...........................................................19
   Section 4.3      Authorization, Etc............................................................19
   Section 4.4      No Conflict...................................................................19
   Section 4.5      Governmental Consents.........................................................19
   Section 4.6      Capital Stock.................................................................20
   Section 4.7      Financial Statements..........................................................20
   Section 4.8      Absence of Certain Changes or Events..........................................20
   Section 4.9      No Undisclosed Liabilities....................................................23
   Section 4.10     Property; Inventory...........................................................23
   Section 4.11     Intellectual Property.........................................................24
   Section 4.12     Tax Matters...................................................................26
   Section 4.13     Real Property.................................................................28
   Section 4.14     Material Contracts............................................................30
   Section 4.15     Relationship with Suppliers and Customers.....................................32
   Section 4.16     Notes and Accounts Receivable; Bank Accounts..................................32
   Section 4.17     Insurance.....................................................................32
   Section 4.18     Employees.....................................................................33
   Section 4.19     Employee Benefits.............................................................33
   Section 4.20     Environmental Compliance......................................................36
   Section 4.21     Litigation and Claims, Compliance with Laws...................................38
   Section 4.22     Affiliate Transactions........................................................39
   Section 4.23     Records.......................................................................39
   Section 4.24     Brokers, Finders, Etc.........................................................40
   Section 4.25     Representations and Warranties Generally......................................40
   Section 4.26     Competing Business............................................................40
   Section 4.27     Product Warranty and Liability................................................40
   Section 4.28     Year 2000 Program.............................................................40
   Section 4.29     Other Information.............................................................41
ARTICLE V           REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................41
   Section 5.1      Organization..................................................................41
   Section 5.2      Authorization, Etc............................................................41
   Section 5.3      Brokers' Fees.................................................................42
   Section 5.4      Capital Stock.................................................................42
   Section 5.5      No Conflict...................................................................42
   Section 5.6      Financial Statements..........................................................43
   Section 5.7      No Undisclosed Liabilities....................................................43
   Section 5.8      Absence of Certain Changes or Events..........................................43


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
   Section 5.9      Purchase for Investment.......................................................43
   Section 5.10     Other Information.............................................................44
ARTICLE VI          SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING.........................44
   Section 6.1      General.......................................................................44
   Section 6.2      Access........................................................................44
   Section 6.3      Operation of Business.........................................................44
   Section 6.4      Preservation of Business; Insurance...........................................44
   Section 6.5      Notices and Consents..........................................................45
   Section 6.6      Exclusivity...................................................................45
   Section 6.7      Delivery of Schedules; Notice of Developments; Update of Schedules............45
   Section 6.8      Confidentiality...............................................................46
   Section 6.9      Financial Statements..........................................................46
   Section 6.10     Company Obligations; Affiliate Agreements.....................................46
   Section 6.11     Real Property.................................................................47
   Section 6.12     Due Diligence.................................................................47
   Section 6.13     Intellectual Property Assignment..............................................47
ARTICLE VII         PURCHASER'S RIGHTS AND OBLIGATIONS BEFORE CLOSING.............................48
   Section 7.1      Due Diligence.................................................................48
   Section 7.2      Confidentiality...............................................................48
   Section 7.3      Commitment of Lenders.........................................................49
   Section 7.4      Delivery of Schedules; Notice of Developments; Update of Schedules............49
ARTICLE VIII        CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE...............................49
   Section 8.1      Representations and Warranties True...........................................49
   Section 8.2      Performance...................................................................50
   Section 8.3      No Material Adverse Effect....................................................50
   Section 8.4      Consents......................................................................50
   Section 8.5      No Proceedings, Injunctions, Etc..............................................50
   Section 8.6      Accounts......................................................................50
   Section 8.7      Minimum Net Worth.............................................................50
   Section 8.8      Sellers' and Officer's Certificates...........................................50
   Section 8.9      Repayment of Debt; Collection of Certain Accounts Receivable..................50
   Section 8.10     Opinion of Sellers' Counsel...................................................51
   Section 8.11     Resignations..................................................................51
   Section 8.12     Regulatory and Third Party Approvals..........................................51
   Section 8.13     Financial Statements..........................................................51
   Section 8.14     Financing.....................................................................51
   Section 8.15     Lender's Due Diligence Review.................................................51
   Section 8.16     Real Property.................................................................51
   Section 8.17     Employment and Noncompetition Agreements......................................51
   Section 8.18     Other Damages.................................................................52
   Section 8.19     Shareholders' Agreement.......................................................52
   Section 8.20     Termination and Release of Phantom Stock Options..............................52
ARTICLE IX          CONDITIONS PRECEDENT TO SELLER................................................53
   Section 9.1      Representations and Warranties True...........................................53
   Section 9.2      Performance...................................................................53
   Section 9.3      Consents......................................................................53
   Section 9.4      No Proceedings, Injunctions, Etc..............................................53
   Section 9.5      Sellers Due Diligence Review..................................................53
   Section 9.6      Shareholders Agreement........................................................53
   Section 9.7      Opinion of Purchaser's Counsel................................................53
   Section 9.8      Officer's Certificate.........................................................53
   Section 9.9      Employment Agreements.........................................................53
   Section 9.10     Purchaser Secretary's Certificate.............................................53
   Section 9.11     Errors and Omissions Policy...................................................54


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
   Section 9.12     Board of Directors Election...................................................54
   Section 9.13     Management Options............................................................54
   Section 9.14     Investment in Purchaser.......................................................54
ARTICLE X           POST-CLOSING COVENANTS........................................................54
   Section 10.1     General.......................................................................54
   Section 10.2     Litigation Support............................................................54
   Section 10.3     Tax Matters...................................................................54
   Section 10.4     Public Disclosure; Confidentiality............................................55
   Section 10.5     Cooperation with Initial Public Offering......................................55
   Section 10.6     Employee Benefits.............................................................55
   Section 10.7     Post-Closing Operation of Business............................................55
   Section 10.8     D&O Insurance.................................................................56
   Section 10.9     Section 338(h)(10) Election...................................................56
   Section 10.10    Eligible Indebtedness.........................................................57
   Section 10.11    Bonus Plan....................................................................59
ARTICLE XI          INDEMNIFICATION...............................................................59
   Section 11.1     Indemnification by Sellers....................................................59
   Section 11.2     Indemnification by Purchaser..................................................59
   Section 11.3     Procedures for Third-Party Claims.............................................59
   Section 11.4     Procedures for Direct Claims..................................................61
   Section 11.5     Limitations of Indemnification Obligations....................................62
   Section 11.6     Survival of Representations, Warranties and Covenants.........................63
   Section 11.7     Sole Remedy...................................................................63
ARTICLE XII.......................................................................................64
   Section 12.1     Termination of Agreement......................................................64
   Section 12.2     Effect of Termination.........................................................64
ARTICLE XIII......................................................................................65
   Section 13.1     Fees and Expenses.............................................................65
   Section 13.2     Entire Agreement..............................................................65
   Section 13.3     Amendments....................................................................65
   Section 13.4     Taxes.........................................................................65
   Section 13.5     Governing Law; Dispute Resolution.............................................65
   Section 13.6     Representation by Counsel.....................................................66
   Section 13.7     Assignment....................................................................66
   Section 13.8     Headings......................................................................66
   Section 13.9     Notices.......................................................................66
   Section 13.10    Counterparts..................................................................67
   Section 13.11    Severability..................................................................67
   Section 13.12    Specific Performance..........................................................67
   Section 13.13    Legal Fees and Expenses.......................................................67

                            SHARE PURCHASE AGREEMENT

         This Share Purchase Agreement (this "Agreement"), dated as of May 31, 2000, is entered into by and among UTI Acquisition Corp., a Colorado corporation (the "Purchaser"), UTI Corporation, a Pennsylvania corporation (the "Company"), and each of Andrew D. Freed ("Freed"), Gordon B. Hattersley, Jr. ("Hattersley") and A. Bruce Mainwaring ("Mainwaring," and together with Freed, and Hattersley, the "Principal Shareholders") and the other shareholders of the Company executing this Agreement identified on Annex I-A (the "Other Shareholders," who, together with the Principal Shareholders, are hereafter each individually referred to as a "Seller" and collectively referred to as "Sellers").

                                    RECITALS:

         A. Purchaser desires to purchase and Sellers desire to sell all of the outstanding capital stock of the Company, on the terms and for the consideration described below, so that Purchaser will become the sole owner of the Company and all of the issued and outstanding capital stock of the Company.

         B. The authorized capital stock of the Company consists of solely of 4,025,000 shares of common stock (the "Shares"), par value $0.10 per share, of which 1,560,464 shares are issued and outstanding as of the date hereof.

         C. Sellers own all of the issued and outstanding capital stock of the Company. Annex I-A to this Agreement sets forth the number of Shares owned by each Seller and the share of the Purchase Price (as defined below) to be received by each Seller with respect to all Shares owned by such Seller. By entering into this Agreement, each Seller expressly severally confirms and agrees to Annex I-A and the accuracy of the information provided therein with respect to such Seller.

         D. By entering into this Agreement, each Seller and the Company hereby expressly waives any right of first refusal, including without limitation those set forth in the Company's shareholders' agreement, and hereby expressly terminates any and all agreements as to disposition of common stock of the Company, including without limitation those agreements listed on Schedule 4.2 hereto.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         "Actions" shall mean any litigation and proceedings of any nature, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

         "Affiliate" of a Person shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

         "Aiken Employment Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Aiken Noncompetition Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Allocations" shall have the meaning set forth in Section 10.9(b) of this Agreement.

         "Auditor" shall have the meaning set forth in Section 2.2(e)(iii) of this Agreement.

         "Auditor's Earnout Report" shall have the meaning set forth in Section 2.2(e)(iii) of this Agreement.

         "Auditor's Eligible Indebtedness Report" shall have the meaning set forth in Section 10.10(b)(iii) of this Agreement.

         "Balance Sheet" shall have the meaning set forth in Section 4.7 of this Agreement.

         "Balance Sheet Date" shall mean April 30, 2000.

         "Built-in Gain Tax" shall mean the federal and state income taxes payable pursuant to Section 1374 of the Code.

         "Business Plan" shall mean that certain plan, prepared by the Company and delivered to the Purchaser prior to the execution of this Agreement, which sets forth the Company's planned capital expenditures for fiscal year 2000.

         "Class B-2 Certificate of Designation" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Class B-2 Preferred Stock" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Class B-2 Subscription Agreement" shall have the meaning set forth in
Section 2.2(b) of this Agreement.


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


         "Clean-up" shall mean removal or remediation of, or other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release or Contamination, to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws and in compliance with good commercial practice.

         "Closing" shall have the meaning set forth in Section 3.1 of this Agreement.

         "Closing Balance Sheet" shall mean the audited balance sheet of the Company as of the Closing Date.

         "Closing Cash Payment" shall have the meaning set forth in Section 2.2(a) of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 3.1 of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the initial paragraph of this Agreement.

         "Company Financial Statements" shall have the meaning set forth in
Section 4.7 of this Agreement.

         "Computer Programs" shall mean (a) any and all computer software programs and software development tools, including all source and object code,
(b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all domain names and the content contained on the respective Internet site(s) and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

         "Contamination" shall mean the presence of any Hazardous Material at, on, or under any real property.

         "Contracts" shall mean all contracts, agreements, indentures, licenses, leases, commitments, arrangements, sales orders and purchase orders of every kind, whether written or oral.

         "Cornwell Noncompetition Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Damages" shall mean, collectively, losses, Liabilities, Liens, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically response costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, damages or awards for property damage or personal injury, fines, penalties and costs for testing, remediation or cleanup costs, including those related to administrative review of site remediation.

         "Direct Claim" shall have the meaning set forth in Section 11.4 of this Agreement.

         "Disputes" shall have the meaning set forth in Section 13.5 of this Agreement.

         "Dollars" and "$" shall mean United States dollars.

         "Earnout Adjustment Notice" shall have the meaning set forth in Section 2.2(e)(i) of this Agreement.

         "Earnout Adjustment Objection Notice" shall have the meaning set forth in Section 2.2(e)(ii).

         "Earnout Amount" shall have the meaning set forth in Section 2.2(d) of this Agreement.

         "Earnout Objection Period" shall have the meaning set forth in Section 2.2(e)(ii) of this Agreement.

         "Earnout Verification Period" shall have the meaning set forth in
Section 2.2(e)(i) of this Agreement.

         "EBITDA" shall mean the Company's earnings (excluding any impact of purchase accounting resulting from the transactions contemplated by this Agreement) before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP, and applied on a consistent basis, and adjusted to take into account the adjustments described in Section 10.7 hereof, adjustments shown on Annex II attached hereto and such other adjustments to which Purchaser and Sellers' Representative may mutually agree.

         "Election" shall mean an election valid under Section 1.338(h)(10)-1T of the Treasury Regulations.

         "Eligible Indebtedness" shall mean the sum of (a) all interest-bearing debt for borrowed money of the Company and the Subsidiaries on a consolidated basis in an amount not exceeding $5,900,000 net of any cash of the Company and the Subsidiaries on a consolidated basis on the Closing Balance Sheet, (b) the federal income tax liability for the Built-in Gain Tax resulting from the Election in an amount not exceeding $1,200,000 and (c) the state income tax liability resulting from the Election in an amount not exceeding $1,200,000.

          "Eligible Indebtedness Adjustment Notice" shall have the meaning set forth in Section 10.10(b)(i) of this Agreement.

         "Eligible Indebtedness Adjustment Objection Notice" shall have the meaning set forth in Section 10.10(b)(ii) of this Agreement.


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


         "Eligible Indebtedness Objection Period" shall have the meaning set forth in Section 10.10(b)(ii) of this Agreement.

         "Eligible Indebtedness Verification Period" shall have the meaning set forth in Section 10.10(b)(i) of this Agreement.

         "Employment Agreements" shall have the meaning set forth in Section
8.17 of this Agreement.

         "Employment Laws" shall mean all federal, state, local and municipal Laws in effect at or prior to Closing relating to employees, dependent contractors and independent contractors and their employment, or rendition of services, including but not limited to taxation, health, labor, labor/management relations, occupational health and safety, pay equity, employment equity or discrimination, employment standards, benefits and workers' compensation.

         "Environment" shall mean the environment or natural environment as defined in any Environmental Laws, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata and any sewer system.

         "Environmental Laws" shall mean all federal, state, local and municipal Laws in existence, enacted or in effect at or prior to Closing relating to pollution or protection of public health and safety, the workplace and the Environment, including, without limitation, Laws relating to Releases, threatened Releases or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Materials. "Environmental Laws" shall include, but not be limited to the following statutes and all rules and regulations relating thereto, all as amended and modified from time to time:

                  (a) The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section Section 9601-9675; the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C.
         Section 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. Section Section 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. Section 136 et seq.; the Toxic Substances Control Act ("TSCA") 15 U.S.C. Section Section 2601-2671; and the Food, Drug and Cosmetic Act ("FDCA"), and

                  (b) all similar state and local laws, statutes, codes, ordinances, regulations and rules.

         "Environmental Liabilities" shall mean Damages relating to or arising in any way from (a) Environmental Laws; (b) violations of or Liabilities pursuant to, and alleged violations of or Liabilities pursuant to Environmental Laws; (c) Releases or Contamination; (d) Clean-up; (e) litigation, proceedings, investigations, prosecutions, orders, citations, directives or notices (written or oral) by any Person relating to any of the foregoing.

         "Environmental Permits" shall have the meaning set forth in Section 4.20(b) of this Agreement.


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


         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "ERISA Plans" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "Farina Employment Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Farina Noncompetition Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Former Real Property" shall have the meaning set forth in Section 4.20(a) of this Agreement.

         "FY 1997" shall mean the fiscal year ended December 31, 1997.

         "FY 1998" shall mean the fiscal year ended December 31, 1998.

         "FY 1999" shall mean the fiscal year ended December 31, 1999.

         "FY 2000" shall mean the fiscal year ended December 31, 2000.

         "FY 2001" shall mean the fiscal year ended December 31, 2001.

         "401(k) Plan" shall mean the Company's 401(k) Plan as in effect prior to Closing.

         "Freed Employment Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Freed Noncompetition Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

         "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

         "Hazardous Materials" shall mean those materials that are regulated by or form the basis of liability under Environmental Laws and includes, without limitation, (a) all substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, or solid or hazardous waste, hazardous material or chemical substance or dangerous substance, (b) petroleum or petroleum derived substance or waste, (c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials or fluids, (e) any other substance with respect to which a Governmental Authority may require Clean-Up and (f) any radioactive material or substance.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

         "Indebtedness" shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all guarantees by such Person of obligations of others.

         "Indebtedness Excess" shall have the meaning set forth in Section 10.10(a) of this Agreement.

         "Indemnifying Party" shall mean any Person or Persons required to provide indemnification under this Agreement.

         "Indemnifying Sellers" shall have the meaning set forth in Section 11.1 of this Agreement.

         "Indemnitee" shall mean any Person or Persons entitled to indemnification under this Agreement.

         "Initial Earnout Payment" shall have the meaning set forth in Section 2.2(e) of this Agreement.

         "Intellectual Property" shall mean all intellectual property rights used in the business of the Company as currently conducted or as presently contemplated by the Company to be conducted, including: all patents and patent applications; trademarks, trademark registrations and applications; all service marks, service mark registrations and applications, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; all trade names, copyrights, copyright registrations and applications; Computer Programs; all product plans, technology, process engineering, drawings, schematic drawings, secret processes; proprietary knowledge, including without limitation, trade secrets, know-how, confidential confirmation, proprietary processes and formulae.

         "Investigation" shall mean any investigation of any nature by any Governmental Authority.

         "Key Employee" shall mean an employee of the Company or any Subsidiary whose annual gross compensation from the Company or such Subsidiary (or combination thereof), whether in the form of salary, commissions, bonuses, perquisites or any combination thereof, exceeds $70,000.

         "Knowledge" with respect to any particular representation or warranty contained in this Agreement, (i) when used to apply to the "Knowledge" of Sellers or of any Seller, shall mean on the date this Agreement is executed, the actual knowledge or conscious awareness of such Seller, and (ii) when used to apply to the "Knowledge" of Principal Shareholders or of any Principal Shareholder, shall mean (a) on the date this Agreement is executed, the actual knowledge or conscious awareness of the Principal Shareholders, Barry Aiken and Jeffrey M. Farina and (b) at Closing, the actual knowledge or conscious awareness of Principal Shareholders after due inquiry of the senior officers, managers and directors of the Company or of any of the Company's Subsidiaries.

         "Known Environmental Liability" shall have the meaning set forth in
Section 4.20(i) of this Agreement.

         "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

         "Lenders" shall mean the Persons who provide or will provide interest-bearing loans to the Purchaser.

         "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         "Licenses" shall have the meaning set forth in Section 4.11(d) of this Agreement.

         "Lien" shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.

         "Litigation" shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or, to the Knowledge of Sellers, investigation, pending, threatened, planned or reasonably probable, against, affecting or brought by or against the any of Sellers, the Company, the Company's present or former employees or independent contractors affiliated at any time with Sellers or the Company.

         "Management Rollover Participants" shall have the meaning set forth in
Section 2.1(b) of this Agreement.

         "Material Adverse Effect" shall mean, with respect to the same or any similar events, acts, conditions or occurrences, net of any tax effect, whether individually or in the aggregate, a material adverse effect on or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of the Company taken as a whole, (b) the legality or enforceability against Sellers of this Agreement or (c) the ability of any Seller to perform his, her or its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Company would have $750,000 in the aggregate or more in Damages being imposed upon or sustained by the Company shall constitute a Material Adverse Effect or change.

         "Material Contract" shall have the meaning set forth in Section 4.14(a) of this Agreement.

         "Maximum Indemnification Amount" shall have the meaning set forth in
Section 11.5(b) of this Agreement.

         "Minimum Net Worth" shall mean Net Worth of not less than $23,000,000 as reflected on the Closing Balance Sheet.

         "Net Proceeds" shall have the meaning set forth in Section 11.5(b) of this Agreement.

         "Net Worth" shall mean the assets net of liabilities of the Company.

         "Noncompetition Agreements" shall have the meaning set forth in Section
8.17 of this Agreement.

         "Notice of Settlement" shall have the meaning set forth in Section 11.3(c) of this Agreement.

         "Notice to Contest" shall have the meaning set forth in Section 11.3(c) of this Agreement.

         "Notice to Defend" shall have the meaning set forth in Section 11.3(a) of this Agreement.

         "Other Shareholders" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Owned Real Property" shall have the meaning set forth in Section 4.13(b) of this Agreement.

         "Parent" shall mean MDMI Holdings, Inc., a Colorado corporation.

         "PBGC" shall have the meaning set forth in Section 4.19(d) of this Agreement.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

         "Phantom Stock" shall have the meaning set forth in Section 2.2(c) of this Agreement.

         "Phantom Stock Options" shall mean the Phantom Stock Options granted by the Company under the Phantom Stock Option Plans.

         "Phantom Stock Option Plans" shall mean the: (a) Uniform Tubes, Inc. Phantom Stock Option Plan, effective January 1, 1998, as amended, together with all Plan Agreements executed thereunder; (b) Spectrum Manufacturing, Inc. Phantom Stock Rights Agreement dated March 31, 1999, as amended, together with all Plan Agreements executed thereunder; (c) Utitec--Division of UTI Corporation Phantom Plan Arrangement, dated August 31, 1999 and effective January 1, 1999, as amended, together with all Plan Agreements executed thereunder and (d) incentive compensation arrangements pursuant to employment agreements for Joseph Davis, James Davis, Jr. and Idilio Pena with Micro-Med, each dated July 12, 1995.

         "Plans" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "Principal Shareholders" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Directive" shall have the meaning set forth in Section 10.8 of this Agreement.

         "Parent Financial Statements" shall have the meaning set forth in
Section 5.6 of this Agreement.

         "Purchaser Indemnitee" shall have the meaning set forth in Section 11.1 of this Agreement.

         "Purchaser Secretary's Certificate" shall have the meaning set forth in
Section 3.2(b)(iv) of this Agreement.

         "Purchaser's Due Diligence Period" shall have that meaning set forth in
Section 7.1 of this Agreement.

         "Real Property" shall mean Owned Real Property and Leased Real
Property.

         "Regulatory Action(s)" shall mean any claim, demand, action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including without limitation civil, criminal or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

         "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, and whether intentional or unintentional, of any Hazardous Material.

         "Revised Schedules" shall have the meaning set forth in Section 6.7(b) of this Agreement.

         "Richards Noncompetition Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Schedules" shall mean the disclosure schedules delivered pursuant to this Agreement.

         "Shultz Noncompetition Agreement" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sellers" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Sellers' Due Diligence Period" shall have the meaning set forth in
Section 6.12 of this Agreement.

         "Sellers' Opinion" shall have the meaning set forth in Section 8.10 of this Agreement.

         "Sellers' Proposed Earnout Adjustment" shall have the meaning set forth in Section 2.2(e)(i) of this Agreement.

         "Sellers' Proposed Eligible Indebtedness Adjustment" shall have the meaning set forth in Section 10.10(b)(i) of this Agreement.

         "Sellers' Representative" shall mean the representative selected by Sellers who shall initially be Freed.

         "Shareholders' Agreement" shall have the meaning set forth in Section
8.19 of this Agreement.

         "Shares" shall have the meaning set forth in Recital B of this Agreement.

         "SPD" shall have the meaning set forth in Section 4.19(b)(iv) of this Agreement.

         "SubParent" shall mean Medical Device Manufacturing, Inc., a Colorado corporation.

         "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "Survey" shall have the meaning set forth in Section 6.11 of this Agreement.

         "Systems" shall have the meaning set forth in Section 4.28(a) of this Agreement.

         "Tax Returns" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax, Built-in Gain Tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

         "Terminated Plans" shall have the meaning set forth in Section 4.19(p) of this Agreement.

         "Third Party Claim" shall have the meaning set forth in Section 11.3(a) of this Agreement.

         "Third Party Environmental Claim(s)" shall mean third party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Materials or Contamination, and whether or not seeking costs, damages, penalties or expenses.

         "Threshold Amount" shall have the meaning set forth in Section 11.5(b).

         "Title Commitment" shall have the meaning set forth in Section 6.11 of this Agreement.

         "Title Company" shall have the meaning set forth in Section 6.11 of this Agreement.

         "Title Defect" shall have the meaning set forth in Section 6.11 of this Agreement.

         "Trailing EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization for the 12-month period ending on April 30, 2000, as restated by the Sellers as of Closing.

         "2000 EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization for FY 2000 as determined by the audited balance sheet for FY 2000 as of December 31, 2000 and the audited statement of income and cash flow for the fiscal year then ended, which shall be prepared in accordance with GAAP, applied on a consistent basis, and adjusted to take into account the adjustments shown on Annex II attached hereto and such other adjustments to which Purchaser and Sellers' Representative may mutually agree exclusive of costs and expenses of the transactions contemplated herein.

         "UTI Noncompetition Agreements" shall have the meaning set forth in
Section 8.17 of this Agreement.

         "Unknown Environmental Liability" shall mean an Environmental Liability other than a Known Environmental Liability.

         Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

         Section 2.1 Purchase and Sale.

                  (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 3.1), Sellers will sell to Purchaser, and Purchaser shall purchase from Sellers, the Shares for the Purchase Price set forth in Section 2.2 below.

                  (b) Prior to the Closing Date, the Uniform Tubes, Inc. Phantom Stock Option Plan, effective January 1, 1998, as amended, together with all Plan Agreements executed thereunder shall be amended and cancelled and, in lieu thereof, converted into common stock of the Company or, in the case of the Management Rollover Participants, converted into common stock of the Company and deferred compensation pursuant to the UTI Corporation 2000 Deferred Compensation Plan, the form of which is attached hereto as Exhibit A-1 and the Uniform Tubes Inc. Phantom Stock Option Plan Participant Election Form, the form of which is attached hereto as Exhibit A-2. Upon Closing, such deferred compensation of the Management Rollover Participants shall be converted into deferred compensation pursuant to the UTI Corporation Key Executive Deferred Compensation Plan, the form of which is attached hereto as Exhibit A-3 and stock options pursuant to the 2000 Stock Option and Incentive Plan Non-Incentive Stock Option Plan, the form of Stock Option Agreement which is attached hereto as Exhibit A-4. Notwithstanding the foregoing, if the Closing does not occur, the options to purchase common stock of the Parent shall be terminated and of no force and effect as if the parties had never entered into such arrangements. "Management Rollover Participants" shall mean Freed, Barry Aiken ("Aiken"), Jeffrey M. Farina ("Farina") and Frank J. Cornwell ("Cornwell"). The other Phantom Stock Option Plans and deferred compensation agreements other than the deferred compensation agreements to be entered into by the Management Rollover Participants, the pension benefit plans identified on Schedule 4.19(a) hereto, the UTI/SFM Feinmechanik GmbH Pension Plan, the UTI Corporation Deferred Compensation Plan and the deferred portion of the Management Bonus for Spectrum Manufacturing, Inc., shall be cancelled and, in lieu thereof, each participant of these plans shall receive a cash payment from the Company in the amounts as set forth on Annex I-B. The Company shall pay all amounts due to participants under the UTI Corporation Deferred Compensation Plan. All amounts due under the UTI Corporation Deferred Compensation Plan shall be repaid by the participants thereunder and the related notes and stock pledge agreements cancelled.

                  (c) Prior to the Closing Date, the Company shall, and Sellers shall cause the Company to use all necessary efforts to obtain all written consents from all participants in the Phantom Stock Option Plans to the cancellation of such participant's rights under the Phantom Stock Option Plans to take effect at the Closing Date. Notwithstanding any other provision of this Section, cash payments pursuant to Sections 2.2(a) and 2.2(d) may be withheld in respect of any Phantom Stock Option Plan until necessary or appropriate consents are obtained with respect to such Phantom Stock Option Plan.

         Section 2.2 Payment of Purchase Price. Payment of the purchase price (the "Purchase Price") shall be as follows:

                  (a) At Closing, Purchaser shall deliver a payment of $135,442,037, subject to adjustment as provided herein (the "Closing Cash Payment") by wire transfer of immediately available federal funds to Sellers, in accordance with their respective ownership of the Shares as set forth on Annex I-A. The Closing Cash Payment is determined as follows: $143,000,000 less the sum of (i) $10,000 to be paid to Parent on behalf of Sellers receiving Class B-2 Preferred Stock pursuant to Section 2.2(b) hereof, (ii) $3,786,463 representing the amount of reduction agreed to by the Management Rollover Participants and
(iii) $3,761,500 payable as directed by the Company to the participants of the Phantom Stock Option Plans other than the participants in the Uniform Tubes, Inc. Phantom Stock Option Plan.

                  (b) At Closing, in exchange for a cash contribution to Parent of $.10 per share, Purchaser shall cause Parent to issue to each Seller listed on Annex I-A, the number of shares of Class B-2 Preferred Stock of Parent ("Class B-2 Preferred Stock") as set forth opposite such Seller's name on Annex I-A. The Class B-2 Preferred Stock shall have the rights and preferences set forth in the certificate of designation for the Class B-2 Preferred Stock attached hereto as Exhibit B. In connection with the issuance of the Class B-2 Preferred Stock to certain Sellers pursuant to this Section 2.2(b), such Sellers shall each be required to execute a subscription agreement in the form attached hereto as Exhibit C (the "Class B-2 Subscription Agreement").

                  (c) At Closing, Purchaser shall issue to each of the Persons listed on Annex I-B the number of vested options to purchase Parent common stock for $4.00 per share and Purchaser shall assume the deferred compensation agreements with each of the Persons listed on Annex I-B in the amount set forth opposite such Person's name in Annex I-B.

                  (d) Within 30 days after the delivery of audited financial statements of the Company for the fiscal year ending December 31, 2000, Purchaser shall pay, or shall cause the Company to pay, to Sellers an amount not to exceed $10,000,000 equal to (i) the product of 3.5 and (ii) the amount, if any, by which 2000 EBITDA exceeds $17,304,000. The Earnout Amount shall be allocated among Sellers in accordance with the directions of the Sellers' Representative which shall be in accordance with the formula used to determine the allocation of the Closing Cash Payment among the Sellers.

                  (e) Following the Closing, if Sellers disagree on the Earnout Amount as determined by Purchaser and paid pursuant to Section 2.2(d) (the "Initial Earnout Payment"), Sellers' Representative shall represent Sellers in any such disagreement and the following procedure shall be employed:

                           (i) Sellers' Representative shall have until 45 days
after receipt of the Initial Earnout Payment (as may be extended, the "Earnout Verification Period") to verify Purchaser's determination of the actual Earnout Amount; provided, however, that the Earnout Verification Period shall be extended until 30 days after receipt of backup information if Sellers' Representative shall have made a request for backup information pursuant to the next sentence of this paragraph. During such period, at the request of the Sellers' Representative (which request shall have been made promptly after receipt of the Initial Earnout Payment and in no event later than 30 days after receipt of the Initial Earnout Payment), Purchaser shall cause the Company to provide such representative back-up financial information and working papers and the like necessary for such verification. Any proposed adjustments to the Initial Earnout Payment shall be made by written notice by Sellers' Representative to Purchaser within the Earnout Verification Period (an "Earnout Adjustment Notice"), setting forth (A) Sellers' objections to the amount of the Initial Earnout Payment, (B) Seller's determination of the amount of the Initial Earnout Payment, and (C) Sellers' proposed adjustment to the amount of the Initial Earnout Amount (the "Sellers' Proposed Earnout Adjustment"). If Sellers' Representative does not deliver an Earnout Adjustment Notice to Purchaser within the applicable Earnout Verification Period, the amount of the Initial Earnout Payment shall be final and binding on the parties.

                           (ii) To the extent that Purchaser has any objection
to Sellers' Proposed Earnout Adjustment, such objection shall be made by a written notice to Sellers' Representative that sets forth the basis for such objection (the "Earnout Adjustment Objection Notice") within 15 days after delivery of the Earnout Adjustment Notice (the "Earnout Objection Period"). If Purchaser does not object to Sellers' Earnout Adjustment Notice within the applicable Earnout Objection Period, then Sellers' Proposed Earnout Adjustment shall be final and binding on the parties and Purchaser shall pay to Sellers by wire transfer of immediately available funds, an amount equal to Sellers' Proposed Earnout Adjustment within 30 days after the expiration of the Earnout Objection Period.

                           (iii) If Purchaser delivers an Earnout Adjustment
Objection Notice in response to any Earnout Adjustment Notice delivered by Sellers, and Sellers' Representative and Purchaser are unable to agree upon the amount of the actual Earnout Amount within 10 days after receipt of the Earnout Adjustment Objection Notice, then an independent "Big Five" accounting firm to be mutually agreed upon by Purchaser and Sellers' Representative (the "Auditor") shall be requested to conduct a review and determine the amount of the actual Earnout Amount. The Auditor shall be instructed in performing such review to provide Purchaser and Sellers' Representative copies of any and all correspondence and drafts distributed to any party. Each of Sellers' Representative and Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. Prior to issuing its final determination, the Auditor shall issue a draft of its report to Purchaser and Sellers' Representative and Purchaser and Sellers' Representative shall have the opportunity to provide the Auditor with input and any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination. The Auditor shall promptly deliver copies of its report to Purchaser and Sellers' Representative, setting forth its determination of the Earnout Amount (the "Auditor's Earnout Report"). The costs and expenses of the Auditor and the Auditor's Report contemplated by this Section shall be borne by Purchaser and Sellers on a 50%/50% basis. Within 30 days after any agreement of the parties regarding the actual amount of the Earnout Amount or the delivery of the Auditor's Earnout Report, as appropriate, (A) Purchaser shall pay to Sellers, the amount, if any, by which the agreed-upon Earnout Amount or the Earnout Amount reflected in the Auditor's Earnout Report, as appropriate, exceeds the Initial Earnout Payment or (B) Sellers shall pay to Purchaser the amount, if any, by which the agreed upon Earnout Amount or the Earnout Amount reflected in the Auditor's Earnout Report, as appropriate, is less than the Initial Earnout Payment.

                  (f) Subject to Section 10.10 hereof, at Closing, Purchaser shall assume the Eligible Indebtedness of the Company as of the Closing Date.

         Section 2.3 Allocation of Purchase Price

         The Purchase Price to be paid by Purchaser to Sellers and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes as determined in accordance with
Section 10.9. The allocation of the Purchase Price was bargained and negotiated for and each party shall file all Tax Returns in a manner consistent with such determination.

                                   ARTICLE III
                                   THE CLOSING

         Section 3.1 Closing. The delivery of the Shares pursuant to Section 2.1 and the payment of the Purchase Price pursuant to Section 2.2 (hereinafter called the "Closing") shall take place at 10:00 a.m. (Denver time) at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado, on or before June 30, 2000 or on such other date, time and place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date." The transactions contemplated herein to be consummated at Closing shall be deemed to take effect at 12:01 a.m. (East Coast time) on the Closing Date.

         Section 3.2 Closing Deliveries.

                  (a) By Sellers and the Company. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following:

                           (i) certificates representing the Shares duly
endorsed by the appropriate Seller, for transfer to Purchaser or accompanied by duly executed stock powers, in either case executed in blank and otherwise in form acceptable for transfer on the books of the Company;

                           (ii) the certificates pursuant to Section 8.8;

                           (iii) the resignations of the directors of the
Company and Spectrum Manufacturing, Inc., pursuant to Section 8.11;

                           (iv) the stock books, stock ledgers, minute books and
corporate seals of the Company;

                           (v) a copy of the Articles of Incorporation of the
Company, certified by the Secretary of State of the Commonwealth of Pennsylvania and Certificates of Good Standing from the Secretaries of State (or such similar offices which perform the customary functions of a Secretary of State) of the States identified on Schedule 4.1, each dated not more than 10 days before the Closing Date;

                           (vi) the bylaws of the Company, along with a
certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying that such copies are true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded;

                           (vii) any approvals required pursuant to Section
8.12;

                           (viii) the Noncompetition Agreements, executed by
Hattersley, Mainwaring, Freed, Aiken, Cornwell, Farina, Thomas L. Shultz ("Shultz") and Timothy D. Richards ("Richards") as set forth in Section 8.17;

                           (ix) the Employment Agreements, executed by Freed,
Aiken and Farina, as set forth in Section 8.17;

                           (x) the Sellers' Opinion as set forth in Section
8.10;

                           (xi) joinders to the Shareholders' Agreement,
executed by those Sellers receiving Class B-2 Preferred Stock; and

                           (xii) Class B-2 Subscription Agreements, executed by
those Sellers receiving Class B-2 Preferred Stock.

                  (b) By Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers the Purchase Price and the following:

                           (i) the officer's certificate described in Section
9.8;

                           (ii) a copy of the Articles of Incorporation of
Purchaser, certified by the Secretary of State of the State of Colorado, and a Certificate of Good Standing from the Secretary of State of the State of Colorado, each dated not more than 10 days before the Closing Date;

                           (iii) (A) a certificate executed by the Secretary of
Purchaser certifying that the copies of the bylaws of Purchaser and of the minutes of Purchaser authorizing this transaction attached to such certificate are true, correct and complete copies thereof and that such bylaws and minutes were duly adopted and have not been amended or rescinded ("Purchaser Secretary's Certificate") and (B) a certificate executed by the Secretary of each of Parent and SubParent certifying that copies of the minutes authorizing the election of Freed to the Board of Directors of Parent and SubParent attached to such certificate are true, correct and complete copies thereof and that such minutes were duly adopted and have not been amended or rescinded;

                           (iv) the Employment Agreements, executed by
Purchaser;

                           (v) the Purchaser's Opinion as set forth in Section
9.7; and

                           (vi) stock certificates issued by Parent for a total
of 100,000 shares of Class B-2 Preferred Stock.

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

         The Company and the Principal Shareholders jointly and severally represent and warrant to Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, and each of the Other Shareholders severally represents and warrants that the statements contained in Sections 4.2 (first two sentences only), 4.3, 4.4(d), 4.14(a)(x), 4.22, 4.24, 4.25, 4.26 and
4.29 are correct and complete as of the Closing Date with respect to itself and its properties only.

         Section 4.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Except as set forth on Schedule 4.1, the Company has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. The Company is qualified to do business in the jurisdictions set forth in Schedule 4.1. Except as set forth on Schedule 4.1, the Company has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification. Sellers have delivered to Purchaser complete and correct copies of the Company's charter documents and all amendments thereto to the date hereof. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Subsidiary is qualified to do business in the respective jurisdictions opposite such Subsidiary's name set forth in Schedule 4.1. Each Subsidiary has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification. Sellers have delivered to Purchaser complete and correct copies of each Subsidiary's charter documents and all amendments thereto to the date hereof.

         Section 4.2 Ownership of Shares. Except as set forth on Schedule 4.2, the Shares are owned by Sellers free and clear of all Liens, other than restrictions imposed by federal and state securities laws. Annex I-A sets forth the name of each Person owning Shares and the amount of Shares owned by such Person. Other than the Shares held by Sellers, all of which are set forth and accounted for in Annex I-A, there are no Shares of the Company issued or outstanding. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire good title to the Shares free and clear of all Liens, other than the restrictions on subsequent transfers imposed by federal and state securities laws.

         Section 4.3 Authorization, Etc. The Company and each Seller has full power and authority to execute, deliver and perform its respective obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Company and each Seller has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings or other action on the part of the Company or any Seller are necessary to approve and authorize the execution, delivery and performance by the Company and each Seller of this Agreement and the documents and instruments contemplated hereby or the consummation by the Company and Sellers of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of the Company and each Seller, enforceable against the Company and such Seller in accordance with its terms, except that
(a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.4 No Conflict. Except as set forth in Schedule 4.4, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Company, the Company Subsidiaries or Sellers pursuant hereto, nor the consummation by the Company, the Company Subsidiaries or Sellers of the transactions contemplated hereby or thereby, nor compliance by the Company, the Company Subsidiaries or Sellers with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Company or Subsidiary, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Company's or any Subsidiary's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company, the Company Subsidiaries or Sellers or to which any of their properties or assets may be bound or (d) result in triggering of any right of first refusal or other similar right under any agreement to which the Company, any Subsidiary or any Seller is a party.

         Section 4.5 Governmental Consents. Except under the HSR Act and except as set forth on Schedule 4.5, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Sellers, the Company or any Subsidiary.

         Section 4.6 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 4,025,000 shares of common stock, par value $0.10 per share, of which 1,560,464 Shares are issued and outstanding and owned by Sellers. The Company holds of record and owns beneficially all of the issued and outstanding shares of each Subsidiary. Except as set forth on
Schedule 4.6, there are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Shares, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights.

         Section 4.7 Financial Statements. The Company has delivered to Purchaser the Company's Financial Statements. For the purposes of this Agreement, "Company Financial Statements" shall mean: (a) the Company's unaudited consolidated balance sheet as of April 30, 2000, and the related statement of income and cash flows for the four-month period then ended; (b) an audited balance sheet for FY 1999 (the "Balance Sheet") and audited statements of income and cash flow for the fiscal year then ended; (c) an audited balance sheet for FY 1998 as of December 31, 1998 and audited statements of income and cash flow for the fiscal year then ended; and (d) an audited balance sheet for FY 1997 as of December 31, 1997 and audited statements of income and cash flow for the fiscal year then ended. Except as set forth on Schedule 4.7, the Company Financial Statements are in accordance with the books and records of the Company (which books and records are correct and complete) and fairly present the financial position of the Company and its results of operations as of and for the periods indicated in accordance with GAAP and have been prepared in accordance with GAAP consistently applied, subject in the case of the unaudited Company Financial Statements, to normal and customary year-end adjustments (which are not anticipated to be material) and the absence of footnotes.

         Section 4.8 Absence of Certain Changes or Events. Except as set forth on Schedule 4.8 and except as specifically contemplated in this Agreement (including without limitation payments and other actions taken in connection with the termination or amendment of the Phantom Stock Option Plans), since the Balance Sheet Date (a) the Company and each Subsidiary has conducted its business only in the ordinary course and consistent with past practice and in accordance with the Business Plan, (b) there have not been any developments or events which have had or could reasonably be expected, with the passage of time, to have, a Material Adverse Effect and (c) neither the Company nor any Subsidiary has:

                           (i) adopted any amendment to its Articles of
Incorporation, Bylaws or similar organization documents;

                           (ii) (A) sold, leased, transferred or disposed of any
assets or rights other than in the ordinary course of business consistent with past practice, which assets or rights do not involve more than $250,000 in the aggregate, (B) incurred any Lien thereupon, except for Liens incurred in the ordinary course of business consistent with past practice which Liens would not in the aggregate exceed $250,000, (C) acquired or leased any assets or rights other than assets or rights in the ordinary course of business consistent with past practice, that individually or in the aggregate would involve more than $250,000 or (D) entered into any commitment or transaction with respect to
(A), (B) or (C) above;

                           (iii) (A) incurred, assumed or refinanced any
Indebtedness other than in the ordinary course of business consistent with past practice, or (B) made any loans, advances or capital contributions to, or investments in, any Person other than a wholly-owned Subsidiary or any employee or officer as a cash advance, in each case in the ordinary course of business and consistent with past practice;

                           (iv) paid, discharged or satisfied any liability,
obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and become due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

                           (v) (A) changed any of the accounting or tax
principles, practices or methods used by the Company or any Subsidiary, except as required by changes in applicable Tax Laws or (B) changed reserve amounts or policies;

                           (vi) entered into any employment contract or other
arrangement or made any change in the compensation payable or to become payable to any of Sellers or any of the Company or any Subsidiary's officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees and salaries to officers or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan, except for cash advances made in the ordinary course of business consistent with past practice, or made any loans to any of its Affiliates, officers, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                           (vii) paid or made any accrual or arrangement for
payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity, or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; except as contemplated by this Agreement, granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present; or amended in any material respect any such existing plan, agreement or arrangement to effect any of the foregoing;

                           (viii) entered into any collective bargaining
agreement;

                           (ix) made any payments (other than regular
compensation and cash advances payable to officers and employees or Persons acting in a similar capacity of the Company or any Subsidiary in the ordinary course consistent with past practice), loans, advances or other distributions, or enter into any transaction, agreement or arrangement with, Sellers, Company's Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

                           (x) made or authorized any capital expenditures,
except (A) in the ordinary course of business consistent with past practice, and
(B) for FY 2000, in the ordinary course of business consistent with past practice and in accordance with the Business Plan, which are not in excess of $250,000 individually or $1,000,000 in the aggregate;

                           (xi) incurred any Taxes, except in the ordinary
course of business consistent with past practice;

                           (xii) settled or compromised any Tax liability or
agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

                           (xiii) failed to duly and timely file any Tax Return
with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form or to timely pay all Taxes shown to be due thereon, subject to any extensions and except any such Taxes subject to a good faith dispute for which the Company or respective Subsidiary has made appropriate reserves;

                           (xiv) (A) entered into, amended, renewed (other than
the automatic renewal of), terminated or waived any right under, any Material Contract, or, except in the ordinary course of business consistent with past practice, any other agreement, or (B) taken any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

                           (xv) (A) made any change in its working capital
practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

                           (xvi) failed to renew (at levels consistent with
presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance;

                           (xvii) has not experienced any damage, destruction,
or loss to its property not covered by insurance;

                           (xviii) disposed of or permitted to lapse any
Intellectual Property or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (xix) except in the ordinary course of business
consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule 4.14 or as may be reasonably necessary to secure or protect intellectual or other property rights of the Company, provided any confidential information to any Person other than Purchaser;

                           (xx) suffered total or significant partial loss of
the business of any customers;

                           (xxi) suffered any change in the normal operating
balances of the Company's inventory or the inventory of any Subsidiary;

                           (xxii) changed the compensation levels applicable to
any class of Company employees or employees of any Subsidiary;

                           (xxiii) paid any bonuses payable or to become payable
to any of Sellers or any of the Company or any Subsidiary's officers, employees, agents, consultants or Persons acting in a similar capacity;

                           (xxiv) declared, set aside or paid any dividend or
made any distribution with respect to its capital stock (whether in cash or in kind); or

                           (xxv) cancelled, compromised, waived or released any
right or claim outside the ordinary course of business.

         Section 4.9 No Undisclosed Liabilities. The Company has no Liabilities (and there is no basis for any present or future Liability) that would be material to the Company taken as a whole, except for such Liabilities as (a) are set forth on Schedule 4.9 hereto, (b) are reflected on the Company Financial Statements (including any footnotes thereto) or (c) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and which individually and in the aggregate have not exceeded $250,000 and could not reasonably be expected, with the passage of time, to exceed $250,000.

         Section 4.10 Property; Inventory.

                  (a) The Company owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets used in the conduct of its businesses as historically and currently conducted. Except as set forth on Schedule 4.10(a), the Company has good and marketable title to all assets reflected on the Financial Statements or acquired since the Balance Sheet Date, free and clear of all Liens, other than immaterial assets disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry are suitable for their present uses, and, in the case of owned structures, are structurally sound.

                  (b) Schedule 4.10(b) sets forth by office location as of April 30, 2000, a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Company in connection with its business as currently conducted and which have an initial book value in excess of $10,000 per item. Except for vehicles and except as set forth on Schedule 4.10(a) or
Schedule 4.10(b), no such tangible personal property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any liens or encumbrances, or is located other than in the possession of the Company.

                  (c) The Company's inventory consists of raw materials, work-in-process and consignment and finished goods salable by the Company in the ordinary course of business. The Company Financial Statements reflect an adequate reserve for all the Company's inventory that is slow-moving, as determined in accordance with the Company's customary practices, or is obsolete, damaged or defective.

         Section 4.11 Intellectual Property.

                  (a) Except as set forth on Schedule 4.11(a), the Company or one of its Subsidiaries is the sole and exclusive owner, or has the valid right to use, sell and license, the Intellectual Property necessary or otherwise material to the conduct of the Company's business as now conducted. Each such item of Intellectual Property will be owned by or available for use by the Company or its respective Subsidiary on substantially identical terms immediately subsequent to the Closing, free and clear of all Liens. For purposes of this Section 4.11, the term "Liens" shall not include any license agreement or lease pursuant to which the Company or any of its Subsidiaries has the right to use any Intellectual Property. Schedule 4.11(a) sets forth a complete and accurate list (including whether the Company or one of its Subsidiaries is the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) copyright registrations and applications and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Company or one of its Subsidiaries. Except as otherwise disclosed on Schedule 4.11(a), the Company or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each owned application and registration listed on Schedule 4.11(a).

                  (b) Except as provided on Schedule 4.11(a), the registrations listed on Schedule 4.11(a) are valid and subsisting, in full force and effect in all material respects and have not been canceled, expired or abandoned. There is no pending, existing, or to the Knowledge of the Principal Shareholders, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the registrations listed on Schedule 4.11(a) or the Intellectual Property.

                  (c) Schedule 4.11(c) lists all of the Computer Programs other than off-the-shelf applications which are owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries in connection with the operation of its businesses as currently conducted, and identifies which is owned, licensed, leased, or otherwise used, as the case may be. Each Computer Program listed on Schedule 4.11(c) is either (i) owned by the Company or any of its

Subsidiaries, (ii) currently in the public domain or otherwise available to a Company or any of its Subsidiaries without the license, lease or consent of any third party or (iii) used under rights granted to the Company or any Subsidiary pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth on Schedule 4.11(c). The Company and the Subsidiaries use the Computer Programs set forth on Schedule 4.11(c) in connection with the operation of its business as conducted on the date hereof and, to the Knowledge of the Principal Shareholders, such use does not violate the rights of any third party. All Computer Programs owned by the Company and set forth in Schedule 4.11(c) were either developed by (x) employees of the Company or one of its Subsidiaries within the scope of their employment,
(y) third parties as "work-made-for-hire," as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements or (z) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to written agreements.

                  (d) Schedule 4.11(d) sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company or one of its Subsidiaries is the licensee or licensor thereunder (the "Licenses") and any written settlements or assignments relating to any Intellectual Property. The Licenses are valid and binding obligations of each party thereto, and to the Knowledge of the Principal Shareholders, enforceable against each such party in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and there are no breaches or defaults under any Licenses.

                  (e) No trade secret or confidential know-how material to the business of the Company or any Subsidiary as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company or such Subsidiary's proprietary interests in and to such trade secrets and confidential know-how, and other than disclosures to employees, officers, directors, agents, attorneys, accountants, consultants, independent contractors or other representatives of the Company or such Subsidiary, each of whom is obligated (by contract, employment policy, cannons of ethics or the like) to maintain the confidentiality of such information.

                  (f) To the Knowledge of the Principal Shareholders, the conduct of the business of the Company and its Subsidiaries does not infringe upon any intellectual property right owned or controlled by any third party and to the Knowledge of the Principal Shareholders, no third party is infringing upon any Intellectual Property owned by the Company or any Subsidiary and no such claims have been made against a third party by the Company or any Subsidiary. There are no claims or suits pending or, to the Knowledge of Sellers, threatened, and neither Company nor any Subsidiary has received any written notice of a third party claim or suit (x) alleging that the Company or Subsidiary's activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or
(y) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  (g) There are no settlements, consents, judgments, orders or other agreements to which the Company or any Subsidiary is subject which restrict the rights of the Company or such Subsidiary to use any Intellectual Property, or other agreements which restrict the Company or any Subsidiary's rights to use any Intellectual Property owned by the Company or such Subsidiary.

                  (h) Except as set forth on Schedule 4.11(h), the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Purchaser or its successors to own, use, license or sublicense any of the Intellectual Property currently owned, used, licensed or sublicensed by the Company or any Subsidiary nor will it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of the Company or any Subsidiary has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

                  (i) All officers and directors of the Company and all salaried employees of the Uniform Tubes division of the Company have executed and delivered to the Company an agreement regarding assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons. All officers and directors of the Subsidiaries have executed and delivered to such Subsidiary an agreement regarding assignment to such Subsidiary of any Intellectual Property arising from services performed for such Subsidiary by such persons. Except as disclosed on Schedule 4.11(i), there is no Intellectual Property developed by a shareholder, director, officer, consultant or employee of the Company that is used in the business of the Company or any Subsidiary that has not been transferred to, or is not owned free and clear of any liens or encumbrances by, the Company or any Subsidiary.

         Section 4.12 Tax Matters.

                  (a) Except as set forth on Schedule 4.12(a), the Company and each Subsidiary has timely filed with the appropriate governmental agencies complete and accurate Tax Returns required to be filed by it in respect of all applicable Taxes of the Company and such Subsidiary required to be paid through the date hereof, and will timely file any such Tax Return required to be filed by it prior to the Closing Date with respect to all applicable Taxes required to be paid through the Closing Date. All such Tax Returns were prepared in compliance with applicable law and all Taxes due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been paid, except where subject to good faith dispute as identified on Schedule 4.12(a). In addition, all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to the Closing Date for which the Company or any Subsidiary may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been paid on a timely basis, or an adequate reserve has been established therefor. Except as set forth on Schedule 4.12(a), neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Company and each Subsidiary has withheld and paid all Taxes that the Company and such Subsidiary is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (c) Except as set forth on Schedule 4.12(c), there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Company or any Subsidiary, either (i) claimed or raised by any authority delivered to the Company or a Subsidiary in writing or (ii) based upon personal contact with any agent of such authority.

                  (d) Correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the Internal Revenue Service or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 1993 have been made available to Purchaser or will be made available to Purchaser prior to Closing.

                  (e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no power of attorney granted by the Company or any Subsidiary with respect to any Tax matter is currently in force.

                  (f) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible by reason of Section 280G of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. Except as set forth on Schedule 4.12(f), neither the Company nor any Subsidiary, (i) has been a member of an affiliated group filing a consolidated federal income Tax Return,
(ii) is or has ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes and (iii) has any liability for the Taxes of any person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (g) Except as set forth on Schedule 4.12(g), the unpaid Taxes of the Company and of each Subsidiary do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

                  (h) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since January 1, 1987, and will be an S corporation up to and including the Closing Date. Other than Metallurgical Holdings, Inc.

(formerly known as eVasc Holdings, Inc.), a Delaware corporation, and UTI/SFM Feinmechanik GmbH, each Subsidiary of the Company is a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code. Except as a result of the Election, no Built-in Gain Tax has been incurred by the Company. The Built-in Gain Tax that will be incurred by the Company if the Election is made shall not exceed $1,200,000. Except as set forth on Schedule 4.12(h), the Company has not in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined in whole or in part by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, (ii) acquired the stock of any corporation, or (iii) taken any action that would result in the loss of the Company's status as a validly electing S corporation.

         Section 4.13 Real Property.

                  (a) Schedule 4.13(a) lists all real property currently leased or subleased to the Company and each Subsidiary (the "Leased Real Property"), and identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. Sellers have delivered to Purchaser correct and complete copies of the leases and subleases listed in Schedule 4.13(a), as such leases or subleases have been amended to date. The current use of the Leased Real Property by the Company and each Subsidiary, as applicable, does not, to the Knowledge of Sellers, violate the certificate of occupancy thereof or any local zoning or similar land use or other Laws. Neither the Company nor any Subsidiary has received notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Leased Real Property. Except as set forth on Schedule 4.13(a), to the Knowledge of Sellers, each parcel of Leased Real Property abuts on or has direct vehicular access to a public road. Notwithstanding anything herein to the contrary, Sellers make no representations or warranties as to the state of title to any of the Leased Real Property. With respect to each lease and sublease listed, except as otherwise indicated in Schedule 4.13(a):

                           (i) the lease or sublease is in full force and effect
and will remain in full force and effect on substantially similar terms after the Closing, without the need to obtain the consent of any party thereto;

                           (ii) the Company or any Subsidiary, as applicable, is
in possession of the leased premises and all rental and other obligations of the Company or such Subsidiary are current;

                           (iii) neither the Company nor any Subsidiary, as
applicable, is in breach or default (or has received notice of breach or default), and no event has occurred which, with notice or lapse of time, would, to the knowledge of Sellers, constitute a breach or default or permit termination, modification or acceleration under such lease or sublease;

                           (iv) to the Knowledge of Sellers, no party has
repudiated any provision of such lease or sublease;

                           (v) there are no disputes, oral agreements or
agreements by any of the parties to such lease to forbear in exercising any rights now available to such party, in each case in effect as to the lease or sublease to which the Company or any Subsidiary is a party;

                           (vi) neither the Company nor any Subsidiary has
assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           (vii) all facilities leased or subleased by the
Company or any Subsidiary have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation of the Company's or any Subsidiaries' business therein, and have been operated and maintained by the Company or such Subsidiary in compliance with applicable laws; and

                           (viii) to the Knowledge of Sellers, the properties on
which all facilities leased or subleased thereunder reside are used in a manner consistent with applicable zoning.

                  (b) Schedule 4.13(b) lists all real property that the Company and any Subsidiary owns and all real property to be acquired by the Company or any Subsidiary prior to Closing (the "Owned Real Property"). With respect to each such parcel of Owned Real Property, except as otherwise indicated in
Schedule 4.13(b):

                           (i) the identified owner has good and marketable
title to the parcel of Owned Real Property, free and clear of any Lien, easement, covenant or other restriction, except for taxes and special assessments not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy or value, or the marketability of title, of the property subject thereto;

                           (ii) neither the Company nor any Subsidiary has
received notice of any pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy or value thereof;

                           (iii) Sellers will make available to Purchaser prior
to Closing copies of all existing deeds and title policies and surveys in the possession of Sellers or the Company;

                           (iv) all Owned Real Property and the facilities
located thereon have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

                           (v) neither Sellers, the Company or its Subsidiaries
has entered into nor is aware of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Owned Real Property;

                           (vii) there are no parties (other than the Company)
in possession of the parcel of Owned Real Property, other than tenants under any leases disclosed in Schedule 4.13(b) who are in possession of space to which they are entitled; and

                           (viii) none of the structures on the Owned Real
Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Owned Real Property; and

                           (ix) each parcel of Owned Real Property abuts on or
has direct vehicular access to a public road.

         Section 4.14 Material Contracts.

                  (a) Schedule 4.14 lists each of the following contracts and other agreements (or, in the case of oral contracts of which the Principal Shareholders, Barry Aiken and Jeffrey M. Farina has Knowledge, summaries thereof) to which the Company or any Subsidiary is a party or by or to which the Company, any Subsidiary or any of their respective assets or properties is bound or subject which are in force on the date hereof and, except for paragraphs
(ii), (vi), (viii), (ix) and (x) below, under which the Company, any Subsidiary or any other contracting party is obligated to pay at least $250,000 in any one year (such contracts and agreements being "Material Contracts"):

                           (i) any advertising, market research and other
marketing agreements;

                           (ii) any employment, severance, noncompetition,
consulting or other agreements of any nature with any current or former stockholder, partner, officer or employee of the Company, any Subsidiary or any Affiliate of any of such Persons;

                           (iii) any agreements relating to the making of any
loan or advance by the Company or any Subsidiary;

                           (iv) any agreements providing for the indemnification
by the Company or any Subsidiary of any Person;

                           (v) any agreements with any Governmental Authority
except those entered into in the ordinary course of business which are not material to the Company or any Subsidiary;

                           (vi) any contracts and agreements for the sale of
assets or for the furnishing of services, goods or products by or to the Company or any Subsidiary, including supply agreements, (A) with firm commitments having a value in excess of $250,000 or (B) with firm commitments having a value in excess of $100,000 and having a term which is greater than six months and which is not terminable by the Company on less than 90 days' notice without the payment of any termination fee or similar payment;

                           (vii) any broker, distributor, dealer, representative
or agency agreements;

                           (viii) any agreements (including settlement
agreements) currently in effect pursuant to which the Company or any Subsidiary licenses the right to use any Intellectual Property to any Person or from any Person, and research and development agreements;

                           (ix) any confidentiality agreements entered into by
the Company or any Subsidiary during the period commencing five years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company or any Subsidiary was restricted from providing information to third parties;

                           (x) any voting trust or similar agreements relating
to any of the ownership interests in the Company or any Subsidiary to which any of Sellers, the Company or any Subsidiary is a party;

                           (xi) any joint venture, partnership or similar
documents or agreements;

                           (xii) any agreements that limit or purport to limit
the ability of the Company or any Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets; and

                           (xiii) all other agreements, contracts or commitments
not made in the ordinary course of business which are material to the Company or any Subsidiary.

                  (b) To the Knowledge of the Principal Shareholders, each Material Contract is legal, valid and binding on and enforceable against the Company or Subsidiary party thereto and the other parties thereto and is in full force and effect, subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally. Except as set forth on Schedule 4.14(b), upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of Principal Shareholders, no other party thereto is in material breach of, or material default under, any Material Contract, except for those breaches which would not result in a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements that constitute Material Contracts, if any, written summaries thereof have been delivered to Purchaser.

         Section 4.15 Relationship with Suppliers and Customers. To the Knowledge of Principal Shareholders, except as set forth in Schedule 4.15, the Company and each Subsidiary currently has good relationships with its suppliers and customers. Neither the Company nor any Subsidiary is currently in dispute with any current or former material supplier to the Company or such Subsidiary or any material customer of the Company or such Subsidiary, and, except as set forth on Schedule 4.15, since December 31, 1998, no supplier to or customer of the Company or any Subsidiary has notified the Company or any Subsidiary that it will stop doing business, or reduce its business, with the Company or such Subsidiary, the cessation or reduction of which business would have a Material Adverse Effect. Schedule 4.15 lists the 10 largest (in terms of dollar volume) customers and suppliers of the Company (on a consolidated basis with the Subsidiaries) during each of the three immediately preceding fiscal years of the Company.

         Section 4.16 Notes and Accounts Receivable; Bank Accounts. Schedule
4.16 sets forth all notes and accounts receivable of the Company and each Subsidiary. Except as set forth in Schedule 4.16, all notes and receivables of the Company and each Subsidiary reflected on the Company Financial Statements or created after the Balance Sheet Date arose from valid transactions in the ordinary course of business and are valid receivables not subject to setoffs or counterclaims (other than in the ordinary course of business consistent with past practice), are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject to any reserves for bad debts reflected in the Company Financial Statements. Sellers will deliver to Purchaser no later than the Closing Date a revised schedule of all notes and accounts receivable of the Company and each Subsidiary as of one business day prior to the Closing Date. Schedule 4.16 also sets forth (a) all related party notes and accounts receivable (including those that will be repaid or offset prior to Closing) and (b) all bank accounts maintained by the Company and each Subsidiary.

         Section 4.17 Insurance. Schedule 4.17 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company, each Subsidiary and their respective business, properties and assets (or their respective officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to Purchaser. All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect without interruption until the Closing. Neither the Company nor any Subsidiary has received notice of default under any such policy, nor has the Company or any Subsidiary received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 4.17 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company or any Subsidiary. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Balance Sheet.

         Section 4.18 Employees.

                  (a) Except as set forth in Schedule 4.18, to the Knowledge of Principal Shareholders, no executive, Key Employee or group of employees has any plans to terminate employment with the Company. Except as set forth in Schedule 4.18, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement nor has the Company or any Subsidiary experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company nor any Subsidiary has taken any action, or omitted to take any action, that would result in any unfair labor practice. Except as set forth in Schedule 4.18, no organizational effort is presently being made or, to the Knowledge of Sellers, is threatened by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. All of the Company and each Subsidiary's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable Laws to which the Company and such Subsidiary is subject, except for any such nonconformance that would not result in a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any claim for overdue overtime compensation due to any employee, and no such claim has been threatened.

                  (b) Neither the Company nor any Subsidiary has received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and the Company and each Subsidiary is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Company, any Subsidiary or any of Sellers.

         Section 4.19 Employee Benefits.

                  (a) Schedule 4.19(a) contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, but not including any plan, program, agreement or arrangement providing for workers' compensation benefits (or benefits of like purpose), sponsored, maintained or contributed to or required to be contributed to by the Company or an Affiliate of the Company, whether or not incorporated other than Micro-Coax, Inc. (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company or any ERISA Affiliate (the "Plans"). Schedule 4.19(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Except as specifically set forth on Schedule 4.19(a), neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company or any ERISA Affiliate.

                  (b) With respect to each of the Plans, the Company has heretofore delivered to Purchaser true and complete copies of each of the following documents, as applicable:

                           (i) a copy of the Plan documents (including all
amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                           (ii) a copy of the annual report or Internal Revenue
Service Form 5500 Series, if required, with respect to each Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                           (iii) a copy of the actuarial report, if required
under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                           (iv) a copy of the most recent Summary Plan
Description ("SPD"), together with all summaries of material modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                           (v) if the Plan is funded through a trust or any
other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                           (vi) all contracts relating to the Plans with respect
to which the Company or any ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                           (vii) the most recent determination letter received
from the IRS with respect to each Plan that is intended to be qualified under
Section 401(a) of the Code.

                  (c) Except as disclosed on Schedule 4.19(c), no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the Balance Sheet Date that has not been satisfied in full.

                  (d) The Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA; and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

                  (e) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accumulated benefit obligations under such Plan, as determined by the Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accumulated benefit obligations.

                  (f) None of (i) the Company, (ii) any ERISA Affiliate, (iii) any of the ERISA Plans, (iv) any trust created thereunder, or (v) to the Knowledge of Sellers, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

                  (g) All contributions and premiums which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any ERISA Affiliate and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

                  (h) None of the ERISA Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                  (i) Except as disclosed on Schedule 4.19(i), with respect to the Plans, the Company and its Affiliates have complied in all material respects with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Securities Exchange Act of 1934, and all other Laws pertaining to the Plans and all Plans have been administered in material compliance with their terms.

                  (j) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. Subject to
Schedule 4.19(j), the Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

                  (k) Any fund established under an ERISA Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

                  (l) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any ERISA Affiliate may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (m) Subject to Schedule 4.19(m), no Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of any of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage provided under a policy or practice adopted to comply with a mandate of applicable Laws,
(ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

                  (n) Except as specifically set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) except as set forth on Schedule 4.19(n), accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

                  (o) There are no pending or, to the Knowledge of Principal Shareholders, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan other than routine claims for benefits or appeals of any such claims that have been denied.

         Section 4.20 Environmental Compliance and Liabilities.

                  (a) Except as disclosed in Schedule 4.20: (i) the Company, each Subsidiary and all Real Property is currently, and at all times during the Company and each Subsidiary's ownership or operation of its respective business has been, in compliance with all applicable Environmental Laws; and (ii) at all times during the period of Company or each Subsidiary's ownership, tenancy, or operation of the Real Property or any real property formerly owned, operated, or leased by the Company or such Subsidiary ("Former Real Property"), there has not been any Contamination or Release at, on, under or from the Real Property, except any such Release or Contamination permitted by, and made in accordance with, applicable Environmental Laws and which will not result in any liability under applicable Environmental Laws. Except as disclosed on Schedule 4.20, to the Knowledge of Principal Shareholders, at all times prior to the Company or any Subsidiary's ownership or operation of the Real Property, there did not occur any Contamination or Release at, on, under or from the Real Property, except any such Contamination or Release permitted by, and made in accordance with, applicable Environmental Laws and which will not result in any liability under applicable Environmental Laws.

                  (b) Except as disclosed on Schedule 4.20, the Company and each Subsidiary have obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary for each to conduct the activities and business of the Company or such Subsidiary as currently conducted and to own or operate the Real Property (collectively the "Environmental Permits"). The Company and each Subsidiary have conducted its respective activities and business in compliance in all material respects with all terms and conditions of any Environmental Permits. Except as disclosed in Schedule 4.20, the Company and each Subsidiary have filed all reports and notifications required to be filed by each under applicable Environmental Laws, and timely filed applications for all Environmental Permits. All of the Environmental Permits listed on Schedule 4.20 are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transaction contemplated hereby, except that with respect to the Environmental Permits held at the Collegeville, Pennsylvania facility this representation does not apply to such permits unless, as a result of such transaction, Uniform Tubes, Inc. continues to hold the permit and continues to use the same identification number after the transaction is consummated.

                  (c) Except as disclosed in Schedule 4.20, none of Sellers, the Company nor any Subsidiary has received any notice that any Third Party Environmental Claims or Regulatory Actions have been asserted or assessed against the Company, any Subsidiary or the Real Property or any Former Real Property and, except as disclosed on Schedule 4.20, no Third Party Environmental Claims or Regulatory Actions are pending or, to the Knowledge of Principal Shareholders, threatened, against the Company, any Subsidiary, the Former Real Property or the Real Property arising out of or due to, or allegedly arising out of or due to, (i) the Release of any Hazardous Materials; (ii) any Contamination of the Real Property, including, without limitation, the presence of any Hazardous Material which has come to be located on or under the Real Property from another location; (iii) any violation or alleged violation of any Environmental Law with respect to the Real Property, the Former Real Property, or the activities of the Company or any Subsidiary; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property or the Former Real Property; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Material by or for the Company or any Subsidiary on or off the Real Property.

                  (d) Except as disclosed in Schedule 4.20, no (i) polychlorinated biphenyls ("PCBs") or radioactive materials are present at the Real Property and (ii) to the Knowledge of the Principal Shareholders, no asbestos or asbestos containing materials, radon, or urea formaldehyde is present at the Real Property.

                  (e) Except as disclosed in Schedule 4.20, neither the Company nor any Subsidiary has transported or arranged for the treatment, disposal, or transportation of any Hazardous Materials to any location (i) which is listed on the EPA's National Priorities List (the "National Priorities List"), (ii) which, to the Knowledge of the Principal Shareholders, is listed on the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar list of properties requiring Clean-up maintained by a Governmental Authority, or (iii) which may lead to claims against Purchaser for damages to natural resources, personal injury, Clean-up costs or Clean-up work, including, but not limited to, claims under CERCLA.

                  (f) Except as disclosed on Schedule 4.20, none of the Real Property or Former Real Property is listed in the National Priorities List, or to the Knowledge of the Principal Shareholders, is listed on CERCLIS, or any similar list of properties requiring Clean-up maintained by a Governmental Authority. Except as disclosed on Schedule 4.20, to the Knowledge of Principal Shareholders, no part of the Real Property or Former Real Property was ever used, nor is it now being used (i) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials which requires a permit under Environmental Laws or (ii) as a gasoline service station. Except as disclosed on Schedule 4.20, there are no and never have been any underground improvements or above ground tanks on the Real Property used for the storage of Hazardous Materials.

                  (g) Sellers have furnished Purchaser copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Former Real Property or any liability of the Sellers relating to the offsite disposal or treatment of Hazardous Materials, and has made available to Purchaser copies of all such documents that relate to compliance with Environmental Laws or any Real Property. Any information Sellers have furnished to or made available to Purchaser concerning the environmental condition of the Real Property or the Former Real Property or the liability of Sellers relating to offsite disposal or treatment of Hazardous Materials or concerning the operations of the Company and any Subsidiary related to compliance with Environmental Laws is accurate and complete in all material respects, for the stated purpose for which the information was prepared.

                  (h) Except as disclosed on Schedule 4.20, no authorization, notification, recording, filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

                  (i) Schedule 4.20(i) sets forth a true, complete and accurate list of the Company's Environmental Liabilities for which the Company has accrued $3,554,577 on its Balance Sheet (such liabilities, the "Known Environmental Liabilities"). There are no Environmental Liabilities other than the Known Environmental Liabilities.

         Section 4.21 Litigation and Claims, Compliance with Laws.

                  (a) Schedule 4.21(a) sets forth all Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a summary as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved on its books with respect thereto, if any, or the amount of the Company's claim and estimated expenses of the Company in connection with such matters. There is no Litigation which is not fully covered by the insurance policies referenced in
Section 4.17. Except as set forth in Schedule 4.21(a), none of the Company, each Subsidiary and the Company and each Subsidiary's assets or properties, are subject to any order, consent decree, settlement or similar agreement with any Governmental Authority and there is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to the Company any Subsidiary or any of their respective properties or assets. There is no Litigation relating to alleged unlawful discrimination or sexual harassment. As of the date hereof, there is no Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks material damages in connection with the transactions contemplated hereby.

                  (b) Except as set forth in Schedule 4.21(b), the Company and each Subsidiary has complied and is in compliance with all Laws applicable to the Company or such Subsidiary and their respective business except where the failure to be in compliance would not reasonably be expected, with the passage of time, to have a Material Adverse Effect. Except as set forth in Schedule 4.21(b), the Company and each Subsidiary holds all material licenses, permits and other authorizations of Governmental Authorities necessary for each to conduct its respective business as now being conducted or, under currently applicable Laws, to continue to conduct its respective business as now being conducted. Except as set forth in Schedule 4.21(b), there is no intent to make any changes in the conduct of the business of the Company or any Subsidiary that will result in or cause the Company or any Subsidiary to be in noncompliance with applicable Laws or that will require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto except where such noncompliance, change, loss or increase would not reasonably be expected to have a Material Adverse Effect. Such licenses, permits and other authorizations as aforesaid held by the Company and each Subsidiary are valid and in full force and effect, and there are no (i) Actions pending, or to the Knowledge of Principal Shareholders, threatened or (ii) Investigations pending or, to the Knowledge of Principal Shareholders, threatened that could result in the termination, impairment or nonrenewal thereof.

         Section 4.22 Affiliate Transactions. Schedule 4.22 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between the Company and any Subsidiary, on the one hand, with or for the benefit of any current or former shareholder, partner, officer or other Affiliate of the Company, any Subsidiary or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest, under which at least $60,000 has been paid since January 1, 1998, or under which any contracting party is obligated to expend, or any contracting party is reasonably likely to expend at least $60,000 per year. Schedule 4.22 lists all payments of any kind since January 1, 1998, from the Company or any Subsidiary, to or for the benefit of any current or former partner, officer or other Affiliate of the Company, any Subsidiary or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. All outstanding debts and other obligations of the Company or any Subsidiary to any Seller were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property. All debts of any Sellers or the Company or any Subsidiary's officers or the respective Affiliates of the Company to the Company are reflected on the Company Financial Statements.

         Section 4.23 Records.

                  (a) The corporate minute books of the Company contain complete and accurate records of all actions taken by Sellers as shareholders of the Company and the Board of Directors and all committees thereto of the Company. The corporate minute books of each Subsidiary contain complete and accurate records of all actions taken by the shareholders of such Subsidiary and the board of directors (or such similar body) and all committees thereto of such Subsidiary. Complete and accurate copies of all such minute books have been delivered by the Company to Purchaser. All officers and directors of the Company and each Subsidiary have been properly elected.

                  (b) The accounting books and records of the Company and each Subsidiary are complete and correct in all material respects, have been maintained in accordance with applicable Laws and accurately reflect the basis for the financial condition and results of operations of the Company and such Subsidiary as of the date thereof or for the periods therefor set forth in the financial statements delivered to purchaser.

         Section 4.24 Brokers, Finders, Etc. None of the Company, any Subsidiary or any Seller has employed, or is subject to the valid claim of, nor has the Company, any Subsidiary or any Seller incurred any Liability that would be payable by the Company or any Subsidiary, for any brokerage, finder's or other fees or commissions of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

         Section 4.25 Representations and Warranties Generally. The representations and warranties contained in any particular section of this
Article IV are not exclusive as to any particular subject matter covered by such section and different sections may apply different tests to the same or similar matters. One Schedule may specifically cross reference other applicable Schedules or parts thereof without repeating disclosure that applies to more than one section. Except as expressly set forth in this Article IV, the Company and Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Company, any Subsidiary, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

         Section 4.26 Competing Business. Except as set forth on Schedule 4.26, Sellers have no direct or indirect interest of any nature whatever in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the business of the Company or any Subsidiary.

         Section 4.27 Product Warranty and Liability.

         It is the Company and each Subsidiary's standard practice to sell each product sold by the Company and each Subsidiary in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by the Company any each Subsidiary have been sold in conformity with such practice, except for such deviations therefrom that would not have a Material Adverse Effect. No product sold by the Company or any Subsidiary is subject to any other express guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 4.27 sets forth a list of all product liability claims raised or asserted against the Company or any Subsidiary since January 1, 1996. No third party has advised the Company or any Subsidiary that it has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Company or any Subsidiary prior to Closing.

         Section 4.28 Year 2000 Program. Except as set forth in Schedule 4.28:

                  (a) All devices, systems, machinery, information technology, computer software and hardware and other date sensitive technology (collectively, the "Systems") necessary for the Company or any Subsidiary to carry on its business as conducted immediately prior to the Closing Date are Year 2000 Compliant to the extent necessary to ensure no material disruption of the operations of Purchaser. As used herein, Year 2000 Compliant means that such Systems have been designed or modified to be used prior to, during and after the Gregorian calendar year 2000 A.D., operated and will continue to operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

                  (b) Neither the Company nor any Subsidiary, nor, to the Knowledge of Principal Shareholders, any of the Company or any Subsidiary's key suppliers, vendors or customers, experienced or is experiencing any material disruption of operations or failure with its Systems related to Year 2000 Compliance, and, to the Knowledge of the Principal Shareholders, all such Persons have taken the steps necessary to become Year 2000 Compliant.

         Section 4.29 Other Information. No representation or warranty of the Company or Sellers in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Company or Sellers to Purchaser pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers that the statements in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

         Section 5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Except as set forth on Schedule 5.1, Purchaser has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. Purchaser is qualified to do business in the jurisdictions set forth in Schedule 5.1. Purchaser has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification. Purchaser has delivered to Sellers complete and correct copies of the Purchaser's charter documents and all amendments thereto to the date hereof.

         Section 5.2 Authorization, Etc. Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Purchaser has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution, delivery and performance by Purchaser of this Agreement and the documents and instruments contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby. This

Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 5.3 Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated, except for that certain transaction fee payable to KRG Capital Partners, LLC ("KRG") per the management agreement between KRG and the Purchaser.

         Section 5.4 Capital Stock. As of the date hereof, the authorized capital stock of Purchaser is 1,000 shares of Common Stock, par value $0.01 per share of which 100 shares are issued and outstanding. Purchaser is a wholly-owned subsidiary of SubParent. As of the date hereof, the authorized capital stock of SubParent is 1,000 shares of Common Stock, par value $0.01 per share of which 100 shares are issued and outstanding. SubParent is a wholly-owned subsidiary of Parent. As of the date hereof, the authorized capital stock of Parent consists of (a) 50,000,000 shares of common stock, par value $0.01 per share, of which 150,000 shares of voting common stock are issued and outstanding and no shares of non-voting convertible common stock are issued and outstanding and (b) 50,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 2,500,000 shares have been designated as Class A-1 5% Convertible Preferred Stock, of which 868,372 shares are issued and outstanding,
(ii) 1,400,000 shares have been designated as Class A-2 5% Convertible Preferred Stock, of which 1,125,000 shares are issued and outstanding, (iii) 26,456 shares have been designated as Class A-3 5% Convertible Preferred Stock, of which 26,456 shares are issued and outstanding, (iv) 300,000 shares have been designated as Class B-1 Convertible Preferred Stock, of which 300,000 shares are issued and outstanding, (v) 6,250,000 shares have been designated Class A-4 5% Convertible Preferred Stock, (vi) 200,000 shares have been designated Class B-2 Convertible Preferred Stock and (vii) 1,000,000 shares have been designated Class AA Convertible Preferred Stock. Except for (i) warrants issued to Banc of America Management Corporation or its assignee for non-voting convertible common stock, and (ii) those restrictions contained in the Shareholders' Agreement, as amended from time to time, there are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any capital stock of Purchaser, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights. Parent is in the process of adopting a stock option plan that shall result in the reservation of up to 10% of the Parent's common stock for the employees of Parent and its Subsidiaries.

         Section 5.5 No Conflict. Except as set forth in Schedule 5.5, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of Purchaser, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of Purchaser's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Purchaser or to which any of its properties or assets may be bound.

         Section 5.6 Financial Statements. The Purchaser has delivered to the Company and the Sellers the Parent's Financial Statements. For the purposes of this Agreement, "Parent Financial Statements" shall mean an audited balance sheet for FY 1999 as of the December 31, 1999 and audited statements of income and cash flow for the fiscal year then ended. Except as set forth on Schedule 5.6, the Parent Financial Statements are in accordance with the books and records of the Purchaser (which books and records are correct and complete), and fairly present the financial position of the Purchaser and its results of operations in all material respects as of and for the periods indicated in accordance with GAAP and have been prepared in accordance with GAAP consistently applied, subject in the case of the unaudited Parent Financial Statements, to normal and customary year-end adjustments (which are not anticipated to be material) and the absence of footnotes.

         Section 5.7 No Undisclosed Liabilities. The Purchaser has no Liabilities (and there is no basis for any present or future Liability) that would be material to the Purchaser taken as a whole, except for such Liabilities as are set forth on Schedule 5.7 hereto. The Parent has no Liabilities (and there is no basis for any present or future Liability) that would be material to the Parent taken as a whole, except for such Liabilities as (a) are set forth on
Schedule 5.7 hereto, (b) are reflected on the Parent Financial Statements (including any footnotes thereto) or (c) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and which individually and in the aggregate have not exceeded $250,000 and could not reasonably be expected, with the passage of time, to exceed $250,000.

         Section 5.8 Absence of Certain Changes or Events. Except as set forth on Schedule 5.8, since the Balance Sheet Date, (a) the Purchaser has conducted its business only in the ordinary course and consistent with past practice, and
(b) there have not been any developments or events which have had or could reasonably be expected, with the passage of time, to have, a Material Adverse Effect on the Purchaser.

         Section 5.9 Purchase for Investment. Purchaser is acquiring the Shares for investment purposes and not with a view toward any resale or distribution thereof. Purchaser acknowledges that the securities to be acquired in accordance herewith have not been registered for the purpose of the transactions contemplated by this Agreement or otherwise under the Securities Act of 1933, as amended, or under any state securities laws. Purchaser will not sell or otherwise distribute all or any portion of the securities acquired hereunder except in compliance with applicable laws relating to the sale or other distribution of securities.

         Section 5.10 Other Information. No representation or warranty of the Purchaser in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Purchaser to the Company or the Sellers pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
              SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING

         Sellers and the Company covenant that from the date of this Agreement until the Closing:

         Section 6.1 General. Each of Sellers, as applicable, and the Company will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VIII below).

         Section 6.2 Access. Commencing on the date of the execution of this Agreement and continuing through the Closing Date, Purchaser and its counsel, accountants and other representatives shall have access during business hours of the Company to all properties, books, accounts, records, contracts and documents of or relating to the Company. Principal Shareholders and the Company shall furnish or cause to be furnished to Purchaser and its Lenders and their representatives all data and information concerning the business, finances and properties of the Company that may reasonably be requested to complete its due diligence review pursuant to Section 7.1 of this Agreement.

         Section 6.3 Operation of Business. The Company will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and, except for the payment of legal and accounting fees associated with this Agreement (provided, however, that such payments shall be subject to the Eligible Indebtedness requirements and may, accordingly, be subject to a purchase price adjustment pursuant to Section 8.9 hereof) and except as expressly contemplated by this Agreement, including without limitation, Sections 2.1(b) and (c), shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that vary materially from those methods used by the Company as of the date of this Agreement. Without limiting the generality of the foregoing, except as contemplated by this Agreement, including without limitation, Sections 2.1(b) and (c), during the period from the date of this Agreement to the Closing Date, Sellers will not cause or permit the Company to
(a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or (b) otherwise engage in any practice, take any action or enter into any transaction of the type described in Section 4.8 above, other than in the ordinary course of business.

         Section 6.4 Preservation of Business; Insurance. Except as contemplated by this Agreement, Principal Shareholders will cause the Company to, and the Company will, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees, and to continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

         Section 6.5 Notices and Consents. Principal Shareholders will cause the Company to, and the Company will, use its reasonable best efforts to obtain any third-party consents, including, without limitation, the consent of lessors and sublessors, and with respect to the Material Contracts, the consent of the other parties thereto (if such consent is required under the terms of the Material Contract). If required by law, Principal Shareholders and the Company shall cooperate and share information regarding the preparation of any filings required by the HSR Act and will seek early termination of any waiting period imposed by the HSR Act. Sellers shall be responsible to pay 50% of the filing fees and costs in connection with all filings required by the HSR Act, with the remaining 50% to be paid by Purchaser.

         Section 6.6 Exclusivity. Until the earliest of (a) the date of Closing, or (b) the termination (for whatever reason) of this Agreement, neither the Company nor Sellers shall solicit, initiate or encourage any other bids for the sale of all or any portion of the equity or assets of the Company or enter into any other negotiations for the sale of all or any portion of the equity or assets of the Company without the written consent of Purchaser. Sellers will notify Purchaser immediately if any person makes any proposal, inquiry or contact with respect to any of the foregoing. Notwithstanding the foregoing, if by June 1, 2000 the financing commitments set forth in Section 8.14 hereof have not been obtained, the exclusivity provisions of this Section 6.6 shall automatically terminate.

         Section 6.7 Delivery of Schedules; Notice of Developments; Update of Schedules

                  (a) Principal Shareholders will give prompt written notice to Purchaser of any development causing a breach of any of the representations and warranties in Article IV above. No disclosure by Principal Shareholders pursuant to this Section 6.7, however, shall be deemed to amend or supplement the Schedules, unless set forth in the Revised Schedules (as defined below) in accordance with and subject to the terms of subparagraph (b) of this Section 6.7; provided, however, if Purchaser determines not to terminate this Agreement pursuant to Section 12.1 and to consummate the transactions contemplated hereby despite the existence of a misrepresentation or breach of warranty of which Purchaser has been informed in writing by Sellers, the facts giving rise to such misrepresentation or breach may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misrepresentation or breach of warranty.

                  (b) At least one business day prior to the Closing Date, Principal Shareholders shall deliver to Purchaser revised Schedules (the "Revised Schedules") which shall amend and revise the Schedules to reflect events or developments which have occurred since the date hereof to the date of delivery of the Revised Schedules or have been discovered by the Sellers as a result of inquiries made by Sellers of Company management, and would have been appropriate subject matter for the Schedules in accordance with representations and warranties set forth in Article IV. Notwithstanding anything herein to the contrary, the Revised Schedules are not intended and shall not be used or interpreted to correct misstatements or omissions in the Schedules as of the date of execution of this Agreement unless Purchaser determines not to terminate this Agreement pursuant to Section 12.1 and to consummate the transactions contemplated hereby despite the existence of such misstatements or omissions in the Schedules of which Purchaser has been informed in writing by Principal Shareholders, in which case the facts giving rise to such misstatements or omission may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misstatements or omission.

         Section 6.8 Confidentiality. Sellers and the Company agree that, unless and until the Closing has been consummated, Sellers, the Company and its officers and directors and other representatives of Sellers and the Company shall hold in strict confidence, and shall not use to the detriment of Purchaser, (a) any data or information with respect to the business of Purchaser obtained in connection with this transaction or Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Sellers will return to Purchaser all data and information that Purchaser may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Sellers in connection with this transaction. The foregoing shall not preclude Sellers or the Company from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Sellers or the Company in violation of this Agreement, (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Sellers or the Company will give Purchaser prior written notice of the nature of the required disclosure, or (z) disclosing to attorneys, accountants, agents and other representatives of such Seller such information as each Seller deems reasonably necessary in connection with the negotiation, execution and delivery of this Agreement.

         Section 6.9 Financial Statements. The Company shall promptly prepare at the end of each month, and in any event within 10 days after the prior month's end, promptly deliver to Purchaser the balance sheet, income statement and statement of cash flows, prepared consistently with the practices used in preparation of the Company Financial Statements, of the Company for each month ended between the date of this Agreement and the Closing Date.

         Section 6.10 Company Obligations; Affiliate Agreements.

                  (a) At or prior to the Closing, except with respect to amounts owed by or to the Company and any Subsidiary, Sellers shall, and Sellers shall cause each of their respective Affiliates to, repay any Indebtedness or other amounts owing from such Persons to the Company.

                  (b) At the Closing, other than as specified in writing by Purchaser at least five days prior to the Closing Date, Sellers shall cause all agreements between any Seller or its Affiliates, on the one hand, and the Company, on the other hand (including without limitation the Company's Micro-Coax guaranty) to be terminated in all respects such that there is no liability thereunder on the part of the Company. Principal Shareholders (other than Drew Freed) agree, jointly and severally, to indemnify Purchaser for any cost or expense incurred in connection with Seller's failure to satisfy the obligations specified in this Section 6.10.

         Section 6.11 Real Property. Principal Shareholders shall provide to Purchaser, within 20 days after the date of this Agreement, (a) a commitment or commitments of title insurance (the "Title Commitment") issued by Commonwealth Land Title Insurance Company (the "Title Company"), and photocopies of all recorded items described as exceptions therein, committing to insure in reasonable amounts, (i) the Company's fee interest in any Owned Real Property, and (ii) the Company's leasehold interest in any Leased Real Property, and (b) an ALTA-ASCM survey (the "Survey") of the Owned Real Property (and to the extent required by the Lender, any Leased Real Property), certified to Purchaser and the Title Company and the Lender, if applicable. If Purchaser shall notify Principal Shareholders within 20 days of its receipt of both the Title Commitment and the Survey of any Lien or other matter affecting fee or leasehold title to the Real Property which, in the reasonable determination of Purchaser, will interfere with the use of the Real Property (each, a "Title Defect"), Principal Shareholders shall exercise their reasonable best efforts to remove or, with the consent of Purchaser, cause the Title Company to commit to insure over by endorsement, each Title Defect prior to Closing; provided, however, that the Principal Shareholders shall not be required to expend, or cause to be expended, any money to effect such removal or insurance. Purchaser shall be responsible for all cost and expenses related to the Title Commitment, the title policy and the Survey.

         Section 6.12 Due Diligence. The parties agree that Sellers shall conduct a due diligence investigation of the Purchaser (including, without limitation, a review of the information, documents and other matters identified on any Schedule or delivered pursuant to the terms of this Agreement) which commenced upon the signing of the letter of intent relating to the transaction contemplated hereby and shall be completed by Sellers not later than the date of execution and delivery date of this Agreement (the "Sellers' Due Diligence Period").

         Section 6.13 Intellectual Property Assignment Sellers shall cause the Company to and the Company shall use commercially reasonable efforts to cause all officers, directors, salaried employees (other than administrative and clerical salaried employees), engineers, and sales employees of the Company and all officers, directors, salaried employees (other than administrative and clerical salaried employees), engineers and sales employees of the Subsidiaries to execute and deliver to the Company or such Subsidiary, as applicable, an agreement regarding assignment to the Company or such Subsidiary of any Intellectual Property arising from services performed for the Company or such Subsidiary by such persons. There shall be no Intellectual Property developed by a stockholder, director, officer, salaried employee, engineer or sales employee of the Company or any Subsidiary that is used in the business of the Company or any Subsidiary that shall not have been transferred to, or shall not be owned free and clear of any liens or encumbrances by, the Company or any Subsidiary.

                                   ARTICLE VII
                PURCHASER'S RIGHTS AND OBLIGATIONS BEFORE CLOSING

         Section 7.1 Due Diligence.

                  (a) The parties agree that Purchaser shall conduct a due diligence investigation of the Company (including, without limitation, (i) a review of the information, documents and other matters identified on any Schedule or delivered pursuant to the terms of this

Agreement and investigations of the Company's customers, (ii) satisfactory review, at the sole discretion of the Purchaser, of the Company's Trailing EBITDA, and (iii) interviews with the Company management, including the heads of each division within the Company) which commenced upon the signing of the letter of intent relating to the transaction contemplated hereby and, except as provided in subsection (c) below, shall be completed by Purchaser no later than the execution and delivery date of this Agreement (the "Purchaser's Due Diligence Period").

                  (b) Purchaser and Sellers acknowledge that, during the Due Diligence Period, Purchaser and the Lenders may perform a due diligence review, including, a Phase I and, if desired by Purchaser or the Lenders, Phase II environmental review of the Company and the Real Property, the scope and substance of which shall be subject mutually agreed upon by Purchaser, the Lenders and Principal Shareholders. In addition, at the request of the Purchaser and Lenders, the Purchaser may update any Phase I environmental review previously completed by the Company. All such environmental reviews will be performed by Environmental Strategies Corporation, Purchaser and the Lenders and engaged on behalf of Purchaser. A Phase II environmental review will be performed only to the extent recommended by such expert or required by the Lenders. In the event any Phase II environmental review is required, Principal Shareholders shall use their reasonable best efforts, and shall cause the Company to use its reasonable best efforts, to secure all consents necessary to permit any such Phase II environmental review to proceed. The Company shall be responsible for the costs and expenses related to the Phase I environmental review, Phase II environmental review (to the extent such a review is deemed necessary) and update of any Phase I environmental review previously completed by the Company; provided, however, that Purchaser shall pay for any such costs and expenses to the extent they exceed $50,000.00 in the aggregate.

                  (c) Any inventory of raw, consignment and finished goods taken on or prior to the Closing Date shall be performed by the Company's personnel using methods and procedures mutually acceptable to the parties hereto. Purchaser's representative shall have the right to observe the taking of any such inventory and have access to any documentation relating thereto.

         Section 7.2 Confidentiality. Purchaser agrees that, unless and until the Closing has been effected, Purchaser and its officers, directors and other representatives shall hold in strict confidence, and shall not disclose or use to the detriment of Sellers or the Company, (a) any and all data and information with respect to the business of the Company or Sellers obtained in connection with this Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser will return to Sellers all data and information that Sellers may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Purchaser in connection with this transaction. The foregoing shall not preclude Purchaser from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by Purchaser in violation of this Agreement or
(y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Purchaser will give Sellers prior written notice of the nature of the required disclosure.

         Section 7.3 Commitment of Lenders. Purchaser shall use its reasonable best efforts to obtain debt financing described in Section 8.15 and the consent of any Lenders to the transactions contemplated by this Agreement no later than May 24, 2000, provided, that such financing shall be subject to (i) customary conditions and restrictions, (ii) review and acceptance of the Company's Trailing EBITDA, and (iii) review of the Sellers' disclosure schedules as revised for Closing.

         Section 7.4 Delivery of Schedules; Notice of Developments; Update of Schedules.

                  (a) Purchaser will give prompt written notice to Sellers of any development causing a breach of any of the representations and warranties in
Article V above. No disclosure by Purchaser pursuant to this Section 7.4, however, shall be deemed to amend or supplement the Schedules, unless set forth in the Revised Schedules in accordance with and subject to the terms of subparagraph (b) of this Section 7.4; provided, however, if the transactions contemplated hereby are consummated despite the existence of a misrepresentation or breach of warranty of which Sellers have been informed in writing by Purchaser, the facts giving rise to such misrepresentation or breach may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misrepresentation or breach of warranty.

                  (b) At least one business day prior to the Closing Date, Purchaser shall deliver to Sellers Revised Schedules which shall amend and revise the Schedules to reflect events or developments which have occurred since the date hereof to the date of delivery of the Revised Schedules and would have been appropriate subject matter for the Schedules in accordance with representations and warranties set forth in Article V. Notwithstanding anything herein to the contrary, the Revised Schedules are not intended and shall not be used or interpreted to correct misstatements or omissions in the Schedules as of the date of execution of this Agreement unless the transactions contemplated hereby are consummated despite the existence of such misstatements or omissions in the Schedules of which Sellers have been informed in writing by Purchaser, in which case the facts giving rise to such misstatements or omission may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misstatements or omission.

                                  ARTICLE VIII
                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

         The obligations of Purchaser to purchase the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Purchaser may waive any or all of these conditions in whole or in part without prior notice.

         Section 8.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties by the Company or the Sellers in this Agreement, or in any written statement that shall be delivered to Purchaser by Sellers under this Agreement, shall be true on and as of the Closing Date as though made at that time.

         Section 8.2 Performance. The Company or the Sellers, as applicable, shall have performed, satisfied and complied, in all material respects, with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

         Section 8.3 No Material Adverse Effect. During the period from the Balance Sheet Date to the Closing Date, there shall not have been any Material Adverse Effect in the financial condition or the results of operations of the Company or the relationship between the Company and any significant customers, and the Company shall not have sustained any loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

         Section 8.4 Consents. Sellers and the Company shall have procured all of the third-party authorizations and consents required by this Agreement, including, without limitation, the consents of lessors under any leases, and, with respect to the Material Contracts, of the other parties thereto (of such consent is required under the terms of the Material Contract) and shall have delivered such consents to Purchaser. In addition, any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

         Section 8.5 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation, (c) affect adversely the right of Purchaser to own and vote the Shares or (d) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         Section 8.6 Accounts. The Company's accounts payable and accounts receivable shall be in a condition consistent with the ordinary course of business, as determined by historical conditions for the Company.

         Section 8.7 Minimum Net Worth. The Closing Balance Sheet shall reflect, at a minimum, the Minimum Net Worth. Principal Shareholders shall have delivered to Purchaser an estimated Closing Balance Sheet dated within five days of the Closing Date.

         Section 8.8 Principal Shareholders' and Officer's Certificates. The Chief Executive Officer, Chief Financial Officer or Vice-President of the Company and the Principal Shareholders shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Sections 8.1 through 8.7 have been satisfied.

         Section 8.9 Repayment of Debt; Collection of Certain Accounts Receivable. Contemporaneous with Closing, Principal Shareholders shall cause the Company to repay all revolving lines of credit and other interest-bearing debt of the Company in excess of the Eligible Indebtedness which shall be treated as a Purchase Price reduction, or Purchaser shall repay all such revolving lines of credit and other interest-bearing debt of the Company by wire transfer and receive a dollar-for-dollar reduction in the Purchase Price in the amount equal to such repayments. Principal Shareholders shall cause eVasc to repay, or the Principal Shareholders, jointly and severally, or Sellers, severally, shall pay the Company any and all amounts owing to the Company from eVasc.

         Section 8.10 Opinion of Sellers' Counsel. Purchaser shall have received from Ballard Spahr Andrews & Ingersoll, LLP, counsel to Sellers, an opinion, addressed to Purchaser and dated as of the Closing (the "Sellers' Opinion"), in form and substance substantially as set forth in Exhibit D.

         Section 8.11 Resignations. Other than Freed, Purchaser shall have received the resignations, effective as of the Closing, of all of the directors of the Company and all of the directors of Spectrum Manufacturing, Inc.

         Section 8.12 Regulatory and Third Party Approvals. Sellers and the Company shall be in receipt of all necessary regulatory or third party approvals required hereunder, including, but not limited to, any approvals required under the HSR Act.

         Section 8.13 Financial Statements. The Company shall have a Trailing EBITDA of not less than $16,300,000. In the event that the Company's Trailing EBITDA does not meet these requirements, the Purchaser may terminate this Agreement in accordance with Section 12.1(c) hereof.

         Section 8.14 Financing. Purchaser shall have received commitments for $130,000,000 in senior term, revolver debt or subordinated debt financing, or any combination thereof, for the consummation of the transactions contemplated by is Agreement, on terms and conditions acceptable to Purchaser in its discretion. Purchaser has provided the commitment letters for such financing to the Sellers on or prior to the date hereof.

         Section 8.15 Lender's Due Diligence Review. Lenders shall have been satisfied in all respects with the results of their due diligence review of the Company and its operations and assets, including the satisfactory completion of calls to the Company's customers and suppliers, and Purchaser shall have obtained the consent of its Lenders to the transactions contemplated by this Agreement. Additionally, Lenders shall have completed a due diligence review of all aspects of the Company's environmental liability as reflected on the Company's Balance Sheet.

         Section 8.16 Real Property. There shall be no Title Defects which the Title Company has not deleted from the Title Commitments or, with the consent of Purchaser, committed to insure over by endorsement.

         Section 8.17 Employment and Noncompetition Agreements. Freed shall have executed an employment agreement in substantially the form of Exhibit E-1 attached hereto (the "Freed Employment Agreement"), Aiken shall have executed an employment agreement in substantially the form of Exhibit E-2 attached hereto (the "Aiken Employment Agreement") and Farina shall have executed an employment agreement with the Company in the form of Exhibit E-3 attached hereto (the "Farina Employment Agreement" and, together with the Freed Employment

Agreement and the Aiken Employment Agreement, the "Employment Agreements"). Freed shall have executed a noncompetition agreement in substantially the form of Exhibit F-1 attached hereto (the "Freed Noncompetition Agreement"). Aiken shall have executed a noncompetition agreement in substantially the form of Exhibit F-2 attached hereto (the "Aiken Noncompetition Agreement"). Farina shall have executed a noncompetition agreement in substantially the form of Exhibit F-3 attached hereto (the "Farina Noncompetition Agreement"). Cornwell shall have executed a noncompetition agreement in substantially the form of Exhibit F-4 attached hereto (the "Cornwell Noncompetition Agreement"). Richards shall have executed a noncompetition agreement in substantially the form of Exhibit F-5 attached hereto (the "Richards Noncompetition Agreement"). Shultz shall have executed a noncompetition agreement in substantially the form of Exhibit F-6 attached hereto (the "Shultz Noncompetition Agreement"). Each of Hattersley and Mainwaring shall have executed a noncompetition agreement in substantially the form of Exhibit F-7 attached hereto (the "UTI Noncompetition Agreement" and, together with the Freed Noncompetition Agreement, Aiken Noncompetition Agreement, Farina Noncompetition Agreement, Cornwell Noncompetition Agreement, Richards Noncompetition Agreement and Shultz Noncompetition Agreement the "Noncompetition Agreements").

         Section 8.18 Other Damages. Notwithstanding any other provision of this Agreement to the contrary, any breaches of the representations, warranties or covenants set forth herein shall not be deemed a failure to satisfy the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.4 or give rise to a termination right pursuant to Section 12.1(c)(i) if the aggregate Damages that could reasonably be expected to result from all such breaches and events do not exceed $3,000,000, and if the aggregate Damages resulting from such breaches and events exceed $3,000,000, the conditions set forth in Sections 8.1, 8.2, 8.3 and
8.4 shall be deemed not to have been satisfied and such failure to satisfy the conditions in Sections 8.1, 8.2, 8.3 and 8.4 cannot be waived by Purchaser. Nothing set forth in this Section 8.18 shall be interpreted as a waiver of any breach of any representation, warranty or covenant in this Agreement.

         Section 8.19 Shareholders' Agreement. At Closing, Sellers receiving the Class B-2 Preferred Stock hereunder shall execute joinders to the existing shareholders' agreement of the Parent (the "Shareholders' Agreement") which Shareholders' Agreement is attached hereto as Exhibit G.

         Section 8.20 Termination and Release of Phantom Stock Options. Prior to or at Closing, Sellers shall have obtained written consents and releases from all participants under the of Phantom Stock Option Plans, which consents and releases shall be in a form reasonably satisfactory to Purchaser.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

         The obligation of Sellers to sell and transfer the Shares under this Agreement are subject to the satisfaction at or before the Closing of all the following conditions. Sellers may waive any or all of these conditions in whole or in part without prior notice.

         Section 9.1 Representations and Warranties True. All representations and warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         Section 9.2 Performance. Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

         Section 9.3 Consents. Purchaser shall have procured all of the third-party authorizations and consents specified in this Agreement. In addition, any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

         Section 9.4 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation.

         Section 9.5 Sellers Due Diligence Review. Sellers shall have been satisfied in all respects with the results of their due diligence review of the Purchaser and its operations.

         Section 9.6 Shareholders' Agreement. At Closing, Parent and each of the shareholders of Parent shall continue to be bound by the Shareholders' Agreement.

         Section 9.7 Opinion of Purchaser's Counsel. Sellers shall have received from Hogan & Hartson L.L.P., counsel to Purchaser, an opinion, addressed to Sellers and dated as of the Closing (the "Purchaser's Opinion"), in form and substance substantially as set forth in Exhibit H.

         Section 9.8 Officer's Certificate. Purchaser shall have delivered to Sellers' Representative a certificate by its Chief Executive Officer to the effect that each of the conditions specified above in Sections 9.1 through 9.6 have been satisfied.

         Section 9.9 Employment Agreements. Purchaser or Sub shall have executed the Employment Agreements.

         Section 9.10 Purchaser Secretary's Certificate. Purchaser shall have delivered the Purchaser Secretary's Certificate.

         Section 9.11 Errors and Omissions Policy. Purchaser shall have adopted an errors and omissions policy for the Company's directors and officers customary for the industry in the which the Company operates.

         Section 9.12 Board of Directors Election. Freed shall have been elected to the Board of Directors of Parent and SubParent.

         Section 9.13 Management Options. The Company's management team shall be granted options to acquire, in the aggregate, 100,000 shares of common stock of Parent which options shall have an initial exercise price equal to $16.00.

         Section 9.14 Investment in Purchaser. Between the date hereof and the Closing Date, Parent shall have received at least $45,000,000 in cash from one or more third parties as an equity investment in Parent.

                                    ARTICLE X
                             POST-CLOSING COVENANTS

         The parties agree as follows with respect to the period following the
Closing:

         Section 10.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third-party consents not obtained prior to Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XI below). Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         Section 10.2 Litigation Support. In the event that and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transition on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI below).

         Section 10.3 Tax Matters. Sellers and Purchaser agree to provide each other with such cooperation and information as either of them reasonably may request of the other in relation to (a) preparation of any Tax Return of any Seller, the Company or with respect to the Company's operations, (b) determining any Taxes or right to a refund of Taxes of any Seller, the Company or


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


with respect to the Company's operations or (c) responding to any audit or examination of Tax Returns of any Seller or the Company or with respect to the Company's operations.

         Section 10.4 Public Disclosure; Confidentiality. From and after the Closing Date, Sellers shall keep confidential all information relating to the Company and its operations. The foregoing shall not preclude Sellers from (a) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Sellers in violation of this Agreement or (b) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Sellers will give Purchaser prior written notice of the nature of the required disclosure.

         Section 10.5 Cooperation with Initial Public Offering. Principal Shareholders shall use their reasonable best efforts to cooperate with Parent, SubParent, the Company and their respective representatives and agents in connection with any proposed initial public offering of capital stock of the Company, Parent, SubParent or Purchaser after the Closing Date, including, but not limited to, providing, organizing and preparing information regarding the Company and participating in underwriter due diligence sessions and investor meetings at such times as are requested by the underwriters of such public offering.

         Section 10.6 Employee Benefits. After Closing, employees of the Company or any Affiliate of the Company shall be eligible to participate in employee benefit plans, programs, agreements and arrangements that the Company or the Affiliate, respectively, or Purchaser determines to make available and shall, in any event, be credited for their pre-Closing service with the Company or any Affiliate for purposes of eligibility, vesting, and the application of any pre-existing condition limitation or exclusion under any such plan, program, agreement or arrangement.

         Section 10.7 Post-Closing Operation of Business. For the period from the Closing Date through December 31, 2000, if the Company modifies any of its accounting, procurement, write-off, inventory costing, reserve for environmental liabilities, obsolescence, revenue recognition, expense recognition or other methods or policies from those in effect immediately prior to the Closing Date, which modification could reasonably be expected to adversely affect the calculation of the Earnout Amount, the calculation of the Earnout Amount shall be adjusted such that the Earnout Amount shall be determined as if the Company had not modified such policies. Without limiting the foregoing, until the earlier of December 31, 2000 and the time when Purchaser has paid the full Earnout Amount, if Purchaser, directly or indirectly, directs or causes Company to take and/or refrain from taking any action or actions (each a "Purchaser Directive") which Sellers' Representative reasonably believes will have a material adverse effect on 2000 EBITDA then Sellers' Representative shall, within 15 business days of the Purchaser Directive provide a written objection to the Purchaser's Board of Directors. After receipt of such objection notice, Purchaser shall, to the reasonable satisfaction of Sellers' Representative, (a) attempt to reassess and restructure the Purchaser Directive and/or (b) adjust the calculation of the Earnout Amount to account for the Purchaser Directive. If Purchaser and Sellers' Representative cannot reach agreement on appropriate modifications to the Purchaser Directive and/or the calculation of the Earnout Amount, then a third-party valuation and appraisal expert, selected by the agreement of Purchaser and Sellers' Representative, shall be engaged to provide an independent assessment of the effect of the Purchaser Directive on 2000 EBITDA. The cost of such third-party valuation and appraisal expert shall be paid by the Company and excluded from the calculation of 2000 EBITDA.

         Section 10.8 D&O Insurance. Purchaser agrees not to amend or otherwise modify indemnification of the Company's officers and directors to terms less favorable than those set forth in the Company's articles and bylaws in effect on the date hereof. Parent, SubParent and Purchaser shall provide for indemnification for directors and officers of Parent, SubParent and Purchaser to the fullest extent permitted under Colorado law. Concurrently with the initial public offering of Parent, if any, Parent shall obtain D&O insurance at a level comparable to that obtained for companies similarly-situated to Parent.

         Section 10.9 Section 338(h)(10) Election.

                  (a) The Company, Sellers and Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1T of the Treasury Regulations and any comparable election under state or local tax law with respect to the purchase of the capital stock of the Company (collectively, the "Election") unless Purchaser requests in writing that an election not be made with respect to a particular state. Sellers and Purchaser shall join in timely executing and filing Internal Revenue Service Form 8023 and any other forms and schedules as may be required under the Code (the "Section 338 Forms"). Furthermore, Purchaser and Sellers shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve a timely Election in accordance with the provisions of Section 1.338(h)(10)-1T of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions. Sellers and Purchaser shall report the purchase by Purchaser of the Shares pursuant to this Agreement consistent with the Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise.

                  (b) Purchaser shall be responsible for the preparation and filing of all Section 338 Forms. Purchaser shall deliver such forms and related documents to Sellers prior to the due date of filing. Sellers shall review all
Section 338 Forms prepared by Purchaser and shall provide any objections within thirty days of receipt. As soon as practicable after the Closing, but in no event later than 120 days after Closing, Sellers and Purchaser shall determine and agree upon the "Aggregate Deemed Sale Price" of the Company's assets (within the meaning of, and in accordance with, Section 1.338(h)(10)-1T(d)(3) of the Treasury Regulations) and Purchaser shall make a reasonable determination of the proper allocations (the "Allocations") of the Aggregate Deemed Sale Price among the assets of the Company (in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder) and shall deliver to Sellers a copy of the Allocations for their review. If the parties can not reach agreement on any matter relating to the preparation of the Section 338 Forms, the determination of the Aggregate Deemed Sale Price or the Allocations, on or before 150 days after Closing, either Sellers or Purchaser may submit the matter to arbitration by a nationally recognized accounting firm mutually acceptable to Sellers and Purchaser for resolution of the disagreement within 10 days, it being agreed that

Sellers and Purchaser shall share the fees and expenses of the accounting firm. Sellers and Purchaser shall (i) be bound by such determination and such allocation for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with such determination of the Aggregate Deemed Sale Price and such Allocations and (iii) take no position inconsistent with such determination and Allocations on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that any of the Allocations is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                  (c) If Sellers can not recognize the gain attributable to the Earnout Amount pursuant to either the installment sale method or the "open transaction" method, as reasonably determined by Purchaser and Sellers' Representative, Purchaser shall pay to Sellers interest at the rate of 8%, compounded annually for the period beginning on the Closing Date and ending April 14, 2001, on the amount of the calendar year 2000 federal and state income tax liability that is attributable to the Earnout Amount. The amount payable to Sellers shall be paid on April 14, 2001.

         Section 10.10 Eligible Indebtedness.

                 (a) Following the Closing, Purchaser shall determine if (i) the actual amount of the interest-bearing debt for borrowed money of the Company and the Subsidiaries on a consolidated basis exceeds $5,900,000 net of any cash of the Company and the Subsidiaries on a consolidated basis on the Closing Balance Sheet, (ii) the federal income tax liability for the Built-in Gain Tax resulting from the Election exceeds $1,200,000 or (iii) the state income tax liability resulting from the Election exceeds $1,200,000. If an excess exists with respect to one or more of the foregoing items set forth in (i), (ii) or (iii) above, which excess was not otherwise addressed through a dollar-for-dollar reduction in the Purchase Price pursuant to Section 8.9, all such excesses shall be aggregated, the amount determined shall be referred to as the "Indebtedness Excess" and the following adjustments shall be made: (x) if an Indebtedness Excess exists, the amount of the excess shall be offset against the Earnout Amount, reducing the Earnout Amount by a dollar-for-dollar amount equal to the Indebtedness Excess or (y) if no Indebtedness Excess exists, no adjustment shall be made. If the Earnout Amount is not greater than or equal to the Indebtedness Excess, Sellers shall cause the amount by which the Indebtedness Excess exceeds the Earnout Amount to be paid in immediately available federal funds within 30 days after the determination that the Indebtedness Excess exceeds the Earnout Amount.

                  (b) If Sellers disagree on the Indebtedness Excess as determined by Purchaser, Sellers' Representative shall represent Sellers in any such disagreement and the following procedure shall be employed:

                           (i) Sellers' Representative shall have until 45 days
after receipt of Purchaser's determination of the Indebtedness Excess (as may be extended, the "Eligible Indebtedness Verification Period") to verify Purchaser's determination of the Indebtedness Excess; provided, however, that the Eligible Indebtedness Verification Period shall be extended until 30 days after receipt of backup information if Sellers' Representative shall have made a request for backup information pursuant to the next sentence of this paragraph. During such period, at the request of the Sellers' Representative (which request shall have been made promptly after receipt of the determination of the Indebtedness Excess and in no event later than 30 days thereafter), Purchaser shall cause the Company to provide such Sellers' Representative back-up financial information and working papers and the like necessary for such verification. Any proposed adjustments to the Indebtedness Excess shall be made by written notice by Sellers' Representative to Purchaser within the Eligible Indebtedness Verification Period (an "Eligible Indebtedness Adjustment Notice"), setting forth (A) Sellers' objections to the amount of the Indebtedness Excess,
(B) Seller's determination of the amount of the Indebtedness Excess, and (C) Sellers' proposed adjustment (the "Sellers' Proposed Eligible Indebtedness Adjustment"). If Sellers' Representative does not deliver an Eligible Indebtedness Adjustment Notice to Purchaser within the applicable Eligible Indebtedness Verification Period, the Indebtedness Excess as determined by Purchaser shall be final and binding on the parties.

                           (ii) To the extent that Purchaser has any objection
to Sellers' Proposed Eligible Indebtedness Adjustment, such objection shall be made by a written notice to Sellers' Representative that sets forth the basis for such objection (the "Eligible Indebtedness Adjustment Objection Notice") within 15 days after delivery of the Eligible Indebtedness Adjustment Notice (the "Eligible Indebtedness Objection Period"). If Purchaser does not object to Sellers' Eligible Indebtedness Adjustment Notice within the applicable Eligible Indebtedness Objection Period, then Sellers' Proposed Eligible Indebtedness Adjustment shall be final and binding on the parties. If Purchaser's determination of the Indebtedness Excess resulted in an excessive offset against the Earnout Amount, Purchaser shall pay to Sellers by wire transfer of immediately available funds, an amount equal to Sellers' Proposed Eligible Indebtedness Adjustment within 30 days after the expiration of the Eligible Indebtedness Objection Period.

                           (iii) If Purchaser delivers an Eligible Indebtedness
Adjustment Objection Notice in response to any Eligible Indebtedness Adjustment Notice delivered by Sellers, and Sellers' Representative and Purchaser are unable to agree upon the amount of the actual Indebtedness Excess within 10 days after receipt of the Eligible Indebtedness Adjustment Objection Notice, then the Auditor shall be requested to conduct a review and determine the amount of the actual Indebtedness Excess. The Auditor shall be instructed in performing such review to provide Purchaser and Sellers' Representative copies of any and all correspondence and drafts distributed to any party. Each of Sellers' Representative and Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. Prior to issuing its final determination, the Auditor shall issue a draft of its report to Purchaser and Sellers' Representative and Purchaser and Sellers' Representative shall have the opportunity to provide the Auditor with input and any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination. The Auditor shall promptly deliver copies of its report to Purchaser and Sellers' Representative, setting forth its determination of the actual Indebtedness Excess (the "Auditor's Eligible Indebtedness Report"). The costs and expenses of the Auditor and the Auditor's Report contemplated by this Section shall be borne by Purchaser and Sellers on a 50%/50% basis. Within 30 days after any agreement of the parties regarding the actual amount of the Indebtedness Excess or the delivery of the

Auditor's Eligible Indebtedness Report, as appropriate, (A) Purchaser shall pay to Sellers, the amount, if any, by which the agreed-upon Indebtedness Excess or the Indebtedness Excess reflected in the Auditor's Eligible Indebtedness Report, as appropriate, is less than amount of Purchaser's initial determination of the Indebtedness Excess or (B) Sellers shall pay to Purchaser the amount, if any, by which the agreed upon Indebtedness Excess or the Indebtedness Excess reflected in the Auditor's Eligible Indebtedness Report, as appropriate, exceeds the amount of Purchaser's initial determination of the Indebtedness Excess.

         Section 10.11 Bonus Plan. Following Closing, Purchaser shall approve a plan for the Company that is substantially in accordance with the terms set forth on Annex III hereto. In addition, at a minimum, upon the completion of the audit of the Company's financial statements for FY 2000, participants in the Company's existing discretionary bonus plan for executive management shall be entitled to a pro rata payment of any bonus earned under that plan for the period from January 1, 2000 through May 31, 2000 based on amounts accrued therefor on the Company's financial statements as of the Closing Date.

                                   ARTICLE XI
                                 INDEMNIFICATION

         Section 11.1 Indemnification by Sellers. Each of the Principal Shareholders agree, jointly and severally, and each of the Other Shareholders agree, severally (the Principal Shareholders and the Other Shareholders, together, "Indemnifying Sellers"), to indemnify Purchaser and every Affiliate (and their respective officers, directors, shareholders, agents and representatives) of Purchaser (which shall specifically include the Company) (each, a "Purchaser Indemnitee") against and hold them harmless from any and all Damages which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee by reason of or arising out of the breach, default, inaccuracy or failure of any of the warranties, representations, covenants or agreements of the Company or Sellers contained in this Agreement or in any certificate or instrument required to be delivered pursuant hereto or as a result of any Unknown Environmental Liability.

         Section 11.2 Indemnification by Purchaser. From and after Closing, Purchaser agrees to indemnify Sellers and hold them harmless from and against any and all Damages which may be asserted against, imposed upon or sustained by Sellers at any time by reason of or arising out of the breach, default, inaccuracy or failure of any warranties, representations, conditions, covenants or agreements of Purchaser contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto.

         Section 11.3 Procedures for Third-Party Claims.

                  (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnitee, and if such assertion were presumed to be true (regardless of the actual outcome) then a party could be obligated to provide indemnification under this Agreement as a result of or in connection with such claim, action or proceeding, such Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than 30 calendar days after receipt of such written notice of such Third Party Claim; provided, however, that failure to give notice as provided in this paragraph (a) shall not relieve the Indemnifying Party of its indemnification obligations under this Article XI except to the extent that such Indemnifying Party is actually prejudiced by such failure. Said written notice to the Indemnifying Party shall set forth the basis of the Third Party Claim in reasonable detail and include copies of all pertinent correspondence relating to such Third Party Claim. The Indemnifying Party will have the right to assume and control the defense of any Third Party Claim at such Indemnifying Party's sole expense and by such Indemnifying Party's own counsel, by giving written notice to the Indemnitee (the "Notice to Defend") no later than 30 calendar days after receipt of the above-described notice of such Third Party Claim. The Indemnitee also will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing, but all fees and expenses of such counsel shall be paid by the Indemnitee and not be subject to reimbursement hereunder. The Indemnifying Party and the Indemnitee will cooperate with each other in good faith in such defense and make available all employees and books and records in its control as reasonably deemed necessary with respect to such defense (but not to the extent that would require waiver of any privilege). If the Indemnitee does not receive from the Indemnifying Party a Notice to Defend with respect to a Third Party Claim or a written notice of objection to the claim for indemnification specifying in reasonable detail the basis for the objection within the 30-day period described above, the Indemnitee may, at its option, elect to solely defend the Third Party Claim assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all reasonable costs and expenses, and all settlement amounts (subject to and in accordance with paragraph (c) below of this Section 11.3) or other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent such claim is or would have been indemnifiable under this Agreement if such claim is or had been proved. In such event, the Indemnifying Party will also have the right to participate in the defense of any Third Party Claim assisted by counsel of its choosing at its own expense.

                  (b) If, within the 30 day period set forth in paragraph (a) above of this Section 11.3, an Indemnitee receives a Notice to Defend from an Indemnifying Party with respect to any Third Party Claim, the Indemnifying Party will not be liable for any legal expenses of the Indemnitee incurred after receipt by the Indemnitee of such Notice to Defend.

                  (c) In the event there is a dispute between the Indemnifying Party and Indemnitee concerning whether a Third Party Claim should be contested, settled or compromised, it shall be settled, compromised or contested, in accordance with the next succeeding sentences; provided, however, that the Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction. The Indemnifying Party shall not, without the Indemnitee's prior written consent, not to be unreasonably withheld, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Party unless the settlement does not involve the imposition of any liability or obligation on the Indemnitee or any restriction on its activities.

The Indemnifying Party may, without the Indemnitee's written consent, settle or compromise any such action or claim or consent to entry of any judgment with respect to any such action or claim which requires solely the payment of money damages by the Indemnifying Party. Subject to the foregoing, in the event that the Indemnifying Party, on the one hand, or the Indemnitee, on the other hand, has reached a good faith, bona fide settlement, agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "Notice of Settlement"). The Third Party Claim may be settled or compromised on such basis unless within 20 days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "Notice to Contest") and, in such case:

                           (i) should the Indemnitee deliver a Notice to
Contest, the claim shall be so contested and the liability of the Indemnifying Party shall be limited as provided in clause (iii) below;

                           (ii) if the settlement or compromise could result in
a further claim for indemnification being made against the Indemnifying Party and if the Indemnifying Party delivers the Notice to Contest, the claim shall be so contested and the liability of the Indemnitee shall be limited as provided in clause (iii) below; and

                           (iii) if a matter is contested as provided in clauses
(i) or (ii) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter, then the liability of such party shall be limited to such lesser proposed settlement amount (plus attorney's fees and expenses to the date of the proposed but unapproved settlement to the extent provided for in paragraphs (a) and (b) above) and the party contesting the matter shall be solely responsible for any additional amount.

         Section 11.4 Procedures for Direct Claims. Any claim for which an Indemnitee intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving each Indemnifying Party reasonably prompt written notice thereof, and each Indemnifying Party shall have a period of 45 calendar days from the receipt thereof within which to respond to such Direct Claim. If any Indemnifying Party does not so respond within such 45 calendar day period, such Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee pursuant to this Agreement. A failure to give timely notice as provided in this Section 11.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage, incurred an obligation or liability which otherwise would have been avoided, or was otherwise actually prejudiced. Notwithstanding anything to the contrary contained herein, neither Purchaser nor any Seller shall have a right to incidental or consequential damages from the other as a result of any Direct Claim.

         Section 11.5 Limitations of Indemnification Obligations.

                  (a) All the representations and warranties made by Purchaser or Sellers in this Agreement shall survive until the date which is 18 months after the Closing Date; provided, however, that (i) the representations and warranties in Section 4.20 shall survive until the third anniversary of the Closing Date, (ii) the representations and warranties in Sections 4.1, 4.2, 4.3 and 4.6 shall survive without termination and (iii) the representations and warranties in Sections 5.1 and 5.2 shall survive without termination. In the event notice of any claim for indemnification under Section 11.3(a) hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement (exclusive of the indemnification obligations of the parties hereunder unless an indefinite duration for such indemnification obligation is expressly provided herein) shall survive indefinitely except as expressly provided herein.

                  (b) Subject to the second sentence of this Section 11.5(b), a Purchaser Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Purchaser Indemnitees exceeds $3,000,000 (the "Threshold Amount") and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount; provided, however, that (i) only individual claims exceeding $25,000 shall be permitted to be made by a Purchaser Indemnitee pursuant to this Section 11.5, and (ii) only the amount of any individual claim in excess of $25,000 shall be applied in calculating the Threshold Amount. In no event shall (x) the individual liability of an Indemnifying Seller for Damages pursuant to this Article XI exceed 25% of the Net Proceeds, as fully adjusted in accordance with the terms herein and (y) the aggregate liability of Indemnifying Sellers for Damages pursuant to this Article XI exceed $39,000,000 (the "Maximum Indemnification Amount"); provided, however, that the limitations on the indemnity set forth in this sentence shall not apply to the liability for breaches of the representations or warranties in Sections 4.1, 4.2, 4.3 and 4.6. For purposes of this Agreement, the "Net Proceeds" shall mean the portion of the Purchase Price (including the Closing Cash Payment, Class B-2 Preferred Stock and the Earnout Amount) allocable to such Seller. Notwithstanding the foregoing, a Purchaser Indemnitee shall have right to indemnification under this Agreement for any Unknown Environmental Liability when the aggregate of all amounts claimed by all Purchaser Indemnitees for Unknown Environmental Liabilities exceeds $1,000,000 and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount, subject to the Maximum Indemnification Amount. Notwithstanding any provision to the contrary set forth in this Agreement, a Purchaser Indemnitee shall not have any right to indemnification under this Agreement for Damages relating to a breach of the representations set forth in Section 4.13(b)(i) (title to Owned Real Property) unless and until it has caused the Company to pursue its available rights with respect to such Damages under all title insurance policies relating to any property that is the subject of such breach, and the amount of indemnifiable Damages relating to any such breach shall not include any amounts recovered under such policies; provided, however, that

(i) such limitation shall not apply unless and until the Principal Shareholders have delivered, or caused to be delivered, to Purchaser, title insurance policies for the Owned Real Property, reasonably acceptable to Purchaser, which policies name Purchaser as an insured thereunder, (ii) in the event that Purchaser has made a claim under such title insurance policies and the claim has not been paid within three (3) months of the date of such claim, then Purchaser shall have the right to proceed directly against the Indemnifying Sellers pursuant to this Article XI notwithstanding the limitations set forth above (provided, however, that in the event the title insurance company subsequently pays such claim, Purchaser will reimburse the Indemnifying Shareholders for any amounts paid by the Indemnifying Shareholders to the Purchaser Indemnitees with respect to such claim) , and (iii) in causing the Company to pursue its rights under such title insurance policies, Purchaser shall not be required to expend any money, it being understood and agreed that the Principal Shareholders shall be solely responsible for all costs and expenses related to pursuing such claim under the title insurance policies, which obligation shall survive the Closing. Purchaser shall cause the Company to take all steps necessary to preserve such claims under the applicable title insurance policies and to notify promptly Sellers of any such claims.

                  (c) A Seller Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Seller Indemnitees exceeds the Threshold Amount and, in such event, the respective Indemnifying Parties shall be liable only for the amount in excess of the Threshold Amount; provided, however, that the maximum aggregate liability payable to all Seller Indemnitees by Purchaser for Damages pursuant to and in accordance with this Agreement shall not in any event exceed $39,000,000.

                  (d) No Damages shall be asserted by a Purchaser Indemnittee or a Seller Indemnittee with respect to any matter that is covered by insurance, to the extent proceeds of such insurance are paid to such Indemnitee.

         Section 11.6 Survival of Representations, Warranties and Covenants. The representations, warranties, post-closing covenants set forth in Article X hereof, indemnities, conditions and agreements contained herein are and will be deemed to be continuing representations, warranties, covenants, indemnities, conditions and agreements that survive the Closing and remain in full force and effect regardless of any investigations or knowledge of or on behalf of any party, but subject to the applicable limitations contained in Section 11.5.

         Section 11.7 Sole Remedy. Except in the case of fraud or intentional misrepresentation, the provisions and procedures set forth in this Article XI shall constitute the parties' exclusive rights and remedies for any breach of this Agreement. Further, each of the Sellers hereby agrees that he or it will not make any claim for indemnification against Purchaser or any of its Affiliates or Subsidiaries by reason of the fact that he or it was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, officer, director, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise, and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Purchaser against such Seller

(whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

                                   ARTICLE XII
                                   TERMINATION

         Section 12.1 Termination of Agreement.

         The parties may terminate this Agreement as provided below:

                  (a) Purchaser and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) Purchaser may terminate this Agreement by written notice to Sellers at any time prior to Closing if its Lenders refuse to consent to the transaction contemplated by this Agreement.

                  (c) Purchaser may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event Sellers have breached any material representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 2000, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement).

                  (d) Purchaser may terminate this Agreement prior to the expiration of the Due Diligence Period if it is not satisfied in all respects with the results of its due diligence review related to customer calls of the Company's and its Subsidiaries' customers.

                  (e) Sellers may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Sellers have notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 2000 by reason of the failure of any condition precedent under Article IX hereof (unless the failure results primarily from Sellers themselves breaching any representation, warranty or covenant contained in this Agreement).

         Section 12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except that the provisions of Section 6.8 and 7.2 shall survive the termination. Nothing set forth in this Section 12.2 shall mitigate or otherwise compromise the rights or obligations of the parties under Section 13.12 or in the event of a breach of the terms or provisions of this Agreement generally.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         Section 13.1 Fees and Expenses. Except as contemplated by this Agreement, until Closing, all costs and expenses incurred in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 13.2 Entire Agreement. This Agreement, which also includes the Annexes, Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

         Section 13.3 Amendments. This Agreement (including the Annexes, Schedules and Exhibits hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged. The rights and remedies of the parties hereunder are cumulative and not exclusive of any other right or remedy any party may have. No failure or delay by any party hereto in exercising any right, power or privilege shall operate as a waiver of any such right, power or privilege, except as expressly set forth in this Agreement. No waiver of any default shall constitute a waiver of any other or any subsequent default. No single or partial exercise of any right, power or privilege shall preclude the further or other exercise of the same or other right, power or privilege.

         Section 13.4 Taxes. Any Taxes in the nature of a sales or transfer tax, any stock transfer tax or any other taxes that may be or may become payable by Sellers including, but not limited to, any Taxes resulting from or ensuing as a consequence of the consummation of any transaction contemplated hereby shall be paid by Sellers, and Sellers shall indemnify and hold harmless Purchaser from and against all such Taxes.

         Section 13.5 Governing Law; Dispute Resolution. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of law. Any claim, controversy or dispute between the parties, their agents, employees, officers, directors or affiliated agents ("Dispute") shall be resolved by arbitration conducted by a single arbitrator engaged in the practice of law, under the then current rules of the American Arbitration Association ("AAA"). The Federal Arbitration Act, 9 U.S.C. Section Section 1-16, not state law, shall govern the arbitrability of all Disputes. The arbitrator shall not have the authority to award punitive damages. The arbitrator's award shall be final and binding and may be entered in any court having jurisdiction thereof. The prevailing party, as determined by the arbitrator, shall be entitled to an award of reasonable attorneys' fees and costs. It is expressly agreed that either party may seek injunctive relief or specific performance of the obligations hereunder in an appropriate court of law or equity pending an award in arbitration.

         Section 13.6 Representation by Counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived by each party.

         Section 13.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by any of Sellers except with the prior written consent of Purchaser; provided, however, that any Seller may assign this Agreement to any member of his family or to any trust for the benefit of such family member. Purchaser may assign this Agreement without the consent of Sellers only to an Affiliate of Purchaser. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement, except for Purchaser and its Affiliates which are acknowledged to be third party beneficiaries and Purchaser Indemnitees who are acknowledged to be third party beneficiaries under Article XI.

         Section 13.8 Headings. The headings in the Articles, Sections, paragraphs, Exhibits, Schedules and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         Section 13.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Purchaser, to:

                           Rivo Technologies
                           5000 Independence Street
                           Arvada, Colorado 80002
                           Attention: Eric M. Pollock
                           Telephone: (303) 421-7300
                           Fax: (303) 421-7333

                           and to:

                           KRG Capital Partners, LLC
                           The Park Central Building
                           1515 Arapahoe Street
                           Tower One, Suite 1500
                           Denver, CO 80202
                           Attn: Bruce L. Rogers and Steven D. Neumann
                           Telephone: (303) 390-5005
                           Facsimile: (303) 390-5015
                           with a copy to:

                           Hogan & Hartson L.L.P.
                           1200 17th Street, Suite 1500
                           Denver, CO 80202
                           Attention: Steven A. Cohen
                           Telephone: (303) 899-7300
                           Facsimile: (303) 899-7333

                  (b)      if to Sellers, to:

                           Sellers' Representative
                           UTI Corporation
                           200 West 7th Avenue
                           Collegeville, PA 19426
                           Attention: Andrew D. Freed
                           Fax: (610) 409-2470

                           with a copy to:

                           Ballard Spahr Andrews & Ingersoll, LLP
                           1735 Market Street, 51st Floor
                           Philadelphia, PA 19103
                           Attention: Raymond D. Agran
                           Telephone: (215) 964-8524
                           Facsimile: (215) 864-8999

         Section 13.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 13.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 13.13 Legal Fees and Expenses. In the event that any arbitration or legal action is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding, in addition to any other relief to which such party may be entitled.

                            [SIGNATURE PAGES FOLLOW]

                                   SIGNATURES

         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized and each of Sellers has signed this Agreement as of the date first written above.


                                 PURCHASER

                                 UTI ACQUISITION CORP.



                                 By:  /s/ ERIC M. POLLOCK
                                    --------------------------------------------
                                    Name: Eric M. Pollock
                                    Title: President and Chief Executive Officer

                                 COMPANY

                                 UTI CORPORATION



                                 By:   /s/ ANDREW D. FREED
                                    --------------------------------------------
                                    Name:  Andrew D. Freed
                                    Title: President and Chief Executive Officer



                                 SELLERS


                                 /s/ ANDREW D. FREED
                                 -----------------------------------------------
                                 Andrew D. Freed


                                 /s/ GORDON B. HATTERSLEY, JR.
                                 -----------------------------------------------
                                 Gordon B. Hattersley, Jr.


                                 /s/ A. BRUCE MAINWARING
                                 -----------------------------------------------
                                 A. Bruce Mainwaring



                                 Signature Page

                                 /s/ ELIZABETH M. DANIELS
                                 -----------------------------------------------
                                 Elizabeth M. Daniels


                                 /s/ BEVERLY S. HATTERSLEY
                                 -----------------------------------------------
                                 Beverly S. Hattersley


                                 /s/ GORDON B. HATTERSLEY, III
                                 -----------------------------------------------
                                 Gordon B. Hattersley, III


                                 /s/ SCOTT T. HATTERSLEY
                                 -----------------------------------------------
                                 Scott T. Hattersley


                                 /s/ SCOTT A. MAINWARING
                                 -----------------------------------------------
                                 Scott A. Mainwaring


                                 /s/ BARRY AIKEN
                                 -----------------------------------------------
                                 Barry Aiken


                                 /s/ FRANK J. CORNWELL
                                 -----------------------------------------------
                                 Frank J. Cornwell


                                 /s/ JEFFREY M. FARINA
                                 -----------------------------------------------
                                 Jeffrey M. Farina


                                 /s/ THOMAS L. SHULTZ
                                 -----------------------------------------------
                                 Thomas L. Shultz


                                 /s/ TIMOTHY D. RICHARDS
                                 -----------------------------------------------
                                 Timothy D. Richards


                                 Signature Page

                                 /s/ PAUL L. ASHBY
                                 -----------------------------------------------
                                 Paul L. Ashby


                                 /s/ WILLIAM F. GAFFNEY
                                 -----------------------------------------------
                                 William F. Gaffney


                                 Signature Page